HIBBETT SPORTS, INC.
2700 Milan Court
Birmingham, Alabama 35211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Hibbett Sports, Inc. that will be held at the corporate offices of Hibbett Sports, Inc., 2700 Milan Court, Birmingham, Alabama 35211, on Thursday, May 19, 2016, at 11:00 A.M., local time for the following purposes:
•	Election of two (2) Class II Directors, Michael J. Newsome and Alton E. Yother, each for a three-year term expiring in 2019;
•	Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company's independent registered public accounting firm for Fiscal 2017;
•	Approval, by non-binding advisory vote, of the compensation of our named executive officers;
•	Approval of the 2016 Executive Officer Cash Bonus Plan; and
•	Transaction of any other business properly brought before the meeting and any adjournments or postponements of the meeting.

Information concerning these and other matters is contained in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 29, 2016 as the record date for the determination of stockholders who will be entitled to notice of and to vote at the meeting.

Please note that brokers may not vote your shares on the election of directors, the advisory vote on executive compensation or on the approval of the 2016 Executive Officer Cash Bonus Plan, in the absence of your specific instructions as to how to vote.  Whether or not you expect to attend the Annual Meeting in person, it is important that you vote and we urge you to vote on the Internet, by phone or complete, sign, date and return the enclosed proxy in the envelope provided.  If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting.

By Order of the Board of Directors,
Elaine V. Rodgers
Secretary

April 21, 2016
Birmingham, Alabama

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2016

The Company's Proxy Statement and Annual Report to stockholders for the fiscal year ended January 30, 2016 are available at www.hibbett.com under "Investor Relations".

1  HIBBETT SPORTS® 2016 Proxy Statement

PROXY STATEMENT

2  HIBBETT SPORTS® 2016 Proxy Statement

HIBBETT SPORTS, INC.
2700 Milan Court
Birmingham, Alabama 35211

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 19, 2016

GENERAL INFORMATION ABOUT THESE MATERIALS

This Proxy Statement is being mailed together with our Annual Report on Form 10-K to stockholders for the fiscal year ended January 30, 2016, as filed with the Securities and Exchange Commission (SEC).  These materials, along with our Notice of Annual Meeting, will be mailed to our stockholders of record on or about April 21, 2016.  The exhibits for the Form 10-K will be furnished upon request and payment of the cost of reproduction.  Such written request should be directed to Investor Relations, 2700 Milan Court, Birmingham, Alabama 35211.  Our SEC filings are also available on our website at www.hibbett.com under the heading "Investor Relations."

Introductory Note

References to "we", "our", "us" and the "Company" used throughout this document refer to Hibbett Sports, Inc. and its subsidiaries.  Unless specifically indicated otherwise, any reference to the following years or fiscal years relates to:

Year	Related Fiscal Year End	Weeks in Fiscal Period
2017 or Fiscal 2017	January 28, 2017	52
2016 or Fiscal 2016	January 30, 2016	52
2015 or Fiscal 2015	January 31, 2015	52
2014 or Fiscal 2014	February 1, 2014	52

Reduce Printing and Mailing Costs

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Proxy Statement and 2016 Annual Report.  Please see the response to the question "What is "householding" and how does it affect me?" for more information on this stockholder program.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail.  Please see the response to the question "Can I access the Notice of Annual Meeting, Proxy Statement and 2016 Annual Report on the Internet?" for more information on electronic delivery of proxy materials.

FREQUENTLY ASKED QUESTIONS

When and where will the meeting take place?  The Annual Meeting will be held on Thursday, May 19, 2016, at 11:00 a.m., local time, at the corporate offices of Hibbett Sports, Inc., 2700 Milan Court, Birmingham, Alabama.  Stockholders will be admitted to the Annual Meeting beginning at 10:45 a.m., local time.  Seating will be limited.

What is the purpose of this meeting and these materials?  This is the Annual Meeting of our stockholders.  At the Annual Meeting, you will be asked to vote on:
•	the election of directors for a three-year term expiring in 2019;
•	the ratification of our Audit Committee's selection of independent registered public accounting firm for 2017;

3  HIBBETT SPORTS® 2016 Proxy Statement

•	the approval, by a non-binding advisory vote, of our named executive officers' compensation;
•	the approval of the 2016 Executive Officer Cash Bonus Plan; and
•	any other business that may properly come before the meeting.

Our Board of Directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the Internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.  After the conclusion of the formal business of the Annual Meeting, management may give a report on our performance during the fiscal year that ended on January 30, 2016 to interested stockholders.

How do the Directors of the Company recommend that I vote?  The Board of Directors unanimously recommends that you vote:

PROPOSAL 1: FOR the election of Michael J. Newsome and Alton E. Yother as Directors of the Company for terms expiring in 2019;

PROPOSAL 2: FOR the ratification of the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for 2017;

PROPOSAL 3: FOR the approval of our named executive officers' compensation; and

PROPOSAL 4: FOR the approval of the 2016 Executive Officer Cash Bonus Plan.

Who is entitled to vote at the Annual Meeting?  Holders of Hibbett Sports, Inc. common stock at the close of business on March 29, 2016, are entitled to receive this Notice and to vote their shares at the Annual Meeting.  As of that date, there were 22,844,558 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?  The most common ways in which stockholders hold Hibbett Sports stock are:
•	directly with our transfer agent, Computershare, Inc. (stockholder of record); or
•	indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial owner).

If you hold your shares as a stockholder of record, our transfer agent sends the proxy materials to you and your vote instructs the proxies how to vote your shares.

If you hold your shares indirectly (in street name) as a beneficial owner, your broker, bank or other nominee delivers the proxy materials to you.  Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.

How do I vote?  Most stockholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card.  Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.  If you vote by telephone or on the Internet, you do not need to return your proxy card.

A.	By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope.  If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Proxy Services, c/o Computershare, P.O. Box 30202, College Station, TX 77842.

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B.	By Telephone or on the Internet

The telephone and Internet voting procedures established by Hibbett Sports, Inc. for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll free telephone number on the proxy card.  Please have your proxy card in hand when you call.  Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.investorvote.com/hibb.  Please have your proxy card handy when you go on-line.  As with telephone voting, you can confirm that your instructions have been properly recorded.  If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Central Daylight Savings Time on May 18, 2016.  The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

C.	In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting.  You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person.  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to an independent inspector of the election with your ballot to be able to vote at the Annual Meeting.

Your vote is important.  You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?  If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record.  You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?  If you are a stockholder of record, you will receive only one proxy card for all the shares you hold:
•	in certificate form; and
•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

5  HIBBETT SPORTS® 2016 Proxy Statement

What is "householding" and how does it affect me?  We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called "householding."  Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and of our Annual Report, unless one or more of these stockholders notifies us that they wish to receive individual copies.  This procedure is designed to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.  If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, you can request information about householding from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?  The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 3:00 p.m., at our principal executive offices at 2700 Milan Court, Birmingham, Alabama 35211, by contacting the Secretary of the Company.

What is the effect of abstentions and broker non-votes?  Proxies marked "abstain" or proxies required to be treated as broker "non-votes" will be viewed as present for purposes of determining whether there is a quorum at the Annual Meeting.  A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares.  Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Pursuant to New York Stock Exchange (NYSE) rules, brokers may vote on routine matters but do not have discretionary power to vote your shares on "non-routine" matters unless the broker receives appropriate instructions from you.  The ratification of the selection of the independent registered public accounting firm (Proposal 2) is the only item on the agenda for the Annual Meeting that is considered routine.  The election of Directors, the vote on an advisory basis for named executive officer compensation and the votes for approval of the proposed executive cash bonus plan are considered "non-routine" matters.  Due to NYSE rules, brokers are not able to vote your shares with respect to "non-routine" matters if you have not provided instructions.  Therefore, we strongly urge you to vote your shares.

What are the voting requirements to elect the Directors discussed in this Proxy Statement?  The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.  The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director and for approval of each of the other proposals discussed in this Proxy Statement.  You may vote "for" or "against" or "abstain" with respect to each vote.

Could other matters be decided at the Annual Meeting?  At the date that this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.  If other matters are properly presented at the Annual Meeting for consideration, the Board of Directors have designated (on the proxy card enclosed) Scott J. Bowman (our Chief Financial Officer) and David M. Benck (our general counsel) as proxies who will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and the 2016 Annual Report on the Internet?  The Notice of Annual Meeting, Proxy Statement and 2016 Annual Report, are available on our website at www.hibbett.com.  Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them.  Opting to receive your proxy materials via the Internet will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.

6  HIBBETT SPORTS® 2016 Proxy Statement

Stockholders of Record:  If you vote on the Internet at www.investorvote.com/hibb, simply follow the prompts for enrolling in the electronic proxy delivery service.  You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.econsent.com and following the enrollment instructions.

Beneficial Owners:  If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically.  Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?  We will pay the cost of soliciting proxies.  Directors, executive officers or employees may solicit proxies on our behalf by telephone, electronic transmission and facsimile transmission.  We have hired Corporate Communications, Inc. to distribute and solicit proxies.  We will reimburse Corporate Communications for reasonable expenses for these services.  Total fees and reimbursements paid to Corporate Communications in Fiscal 2016 were approximately $82,000 that included approximately $33,000 for proxy distribution, together with our Annual Report, and solicitation.

Who will count the vote?  Representatives of our transfer agent, Computershare, Inc., will tabulate the votes.  Corporate Communications, Inc. will act as independent inspectors of election.

PROXY SUMMARY

Fiscal 2016 Business Highlights
•	Net sales increased 3.2% to $943.1 million.
•	Gross profit was 35.3% of net sales.
•	Diluted earnings per share increased 1.4% to $2.92 per diluted share.
•	Retail store locations increased 5.7% to 1,044 stores in 33 states.
•	Hired VP of Digital Commerce to lead omni-channel initiative.

(See Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed on March 28, 2016 for a detailed description of our financial results for Fiscal 2016.)

Fiscal 2016 Executive Compensation Highlights

We pay for Performance		We seek to Mitigate Compensation-Related Risk
▪	A significant portion of our named executive	▪	Annual enterprise-wide risk assessment,
	officers' (NEOs) total target is "at risk"		including compensation
	» 66% for the CEO	▪	Clawback policy for NEOs and other employees
	» 58% for the CFO		covering both cash incentive and equity
	» 58% for the VP of Operations		compensation
	» 57% for the VP of Merch and Chief Merchant	▪	Stock ownership guidelines for all NEOs and
▪	100% of equity compensation and annual cash		Directors
	incentive compensation is tied to performance	▪	No guaranteed bonuses
	against pre-established, specific, measurable	▪	Anti-hedging policy applicable to all employees,
	financial performance goals		officers and Directors

7  HIBBETT SPORTS® 2016 Proxy Statement

Set forth below is the Fiscal 2016 target annual compensation mix for our NEOs:

(1)  Performance-based restricted stock unit (PSU).  PSU awards contain a performance condition and service criteria.

(See Compensation Discussion and Analysis beginning on page 28 for more information on executive compensation.)

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Our Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Guidelines and intends to follow the principles of corporate governance summarized below:

Board Composition

•
Director Independence.  The Board consists of a majority of independent Directors as governed by the independence requirements of the NASDAQ Stock Market (NASDAQ) corporate governance listing standards and any applicable law.  The Board considers all relevant facts and circumstances in making an independence determination.

It is the responsibility of each Director and prospective Director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including, but not limited to, family members, customers, suppliers, distributors, lenders, legal counsel, consultants of the Company, significant stockholders of the Company and any competitor or other person having an interest adverse to the Company.  Each Director is required to complete an annual questionnaire providing information necessary for the Company to assist the Board in reconfirming each Director's independence and making required disclosures in the Company's Proxy Statement, where applicable.

•
Chairman/Lead Director.  The Board elects a Chairman to carry out duties assigned by the Company's By-laws or, from time to time, the Board.  In the event the Chairman is not an independent Director, the Board also designates a Lead Director who shall be an independent Director.  The primary duties of the Lead Director are to preside over executive sessions solely of independent Directors, work with the Chairman to set agendas for meetings of the Board and communicate feedback between the Board and the non-independent Chairman.  The Lead Director's duties also include regular communication with the Chief Executive Officer and Chairman and being well-informed about the senior management of the Company and plans for their succession.  The Board believes that the role of the Lead Director is structured with sufficient authority to enhance and facilitate the effective functioning of the Board.

8  HIBBETT SPORTS® 2016 Proxy Statement

Our Chairman, Michael J. Newsome, served as Executive Chairman of the Board until February 2, 2014.  In light of his past employment with the Company, Mr. Newsome is not considered an independent Director under NASDAQ listing standards.  Alton E. Yother serves as our Lead Director.

Our Board believes that its current leadership structure encompasses an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company.  Our non-independent Chairman, Mr. Newsome, is an experienced and well-respected former sporting goods retail executive with many years of Board experience.  He is well positioned to chair regular Board meetings, communicate with executive management and help ensure that key business issues and stockholder matters are brought to the Board's attention.  This leadership structure enhances communication and promotes unified leadership.

Nomination of Directors

•
Role of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (NCG Committee) is responsible for the recommendation of nominees for election as Director to the Board.  Nominees recommended by the NCG Committee may be elected by the Board to fill a vacancy or may be recommended by the Board for election by the stockholders.

Our NCG Committee does not have a written diversity policy or target.  As we have in the past, the Committee strives to nominate the best qualified person for the job regardless of their background, gender or other differences.  The Committee recognizes the importance of having a diverse Board and gives consideration to potential candidates who would promote that diversity while benefiting our stockholders, particularly in areas of expertise that align effectively with our long-term strategic plans.  Our current and nominated directors have a wide range of viewpoints, academic and professional backgrounds, business judgment, skills and relevant experience.

•
Qualification of Directors.  In evaluating candidates for election to the Board, the NCG Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole.  Among other things, the NCG Committee considers:

•	the candidate's ability to help the Board create stockholder wealth,
•	the candidate's ability to represent the interests of the stockholders,
•	the business judgment and acumen of the candidate,
•	the need of the Board for Directors having certain skills and relevant experience that is helpful to the business,
•
the candidate's ability to fully participate in Board activities and fulfill the responsibilities of a director, including attendance at and active participation in, meetings of the Board and its committees,

•	other business and professional commitments of the candidate, including the number of other boards (public, private and charitable) on which the candidate serves, and
•	the financial sophistication of the candidate, including the ability to qualify as "financially literate" under NASDAQ listing standards.

The NCG Committee ensures that one or more of the Directors qualify as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

In making a recommendation regarding the re-election of an existing member of the Board, the NCG Committee considers the Director's tenure and makes an assessment of the Director's past contributions and effectiveness as a Board member and his or her ability to continue to provide future value to the Board.  Any Director appointed to the Board by the Board to fill a vacancy will stand for election at the time required under applicable law, generally the next election of the class for which such Director has been chosen.

9  HIBBETT SPORTS® 2016 Proxy Statement

•
Service on Other Boards.  No Director may serve on more than two boards of publicly-traded companies, other than the Company, without prior approval of the Board.  A Director desiring to serve on another public company board shall notify the NCG Committee before accepting the appointment to that board and provide information requested in order to enable the NCG Committee to determine whether or not the additional directorship impairs the Director's independence or ability to effectively perform his or her duties as a Director.  Our Company counsel advises the NCG Committee as to whether the appointment may impair the Director's independence or raise other legal issues.  Commitments of a Director or candidate to other board memberships are considered in assessing the individual's suitability for election or re-election to the Board.

•
Election of Directors.  The voting standard for the election of Directors is established in the Company's Certificate of Incorporation, in conformity with the By-Laws of the Company.  Our current By-Laws require Directors to be elected by the affirmative vote of a majority of the shares of capital stock of the Company present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter.

•
Stockholder Nominations.  The NCG Committee is responsible for considering any submissions by stockholders of candidates for nomination to the Board, evaluating the persons proposed and making recommendations with respect thereto to the whole Board.

Size of the Board of Directors

Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall consist of a maximum of ten and a minimum of seven Directors.  Within this range, the Board establishes the number of Directors.  Currently, our Board consists of ten Directors who are divided into three classes with Class I having four members, Class II having three members and Class III having three members. The term of our Class I Directors expires at the close of the Annual Meeting in 2018.  The term of our Class II Directors expires at the close of the Annual Meeting this year.  The term of our Class III Directors expires at the close of the Annual Meeting in 2017.

The size of the Board and experience of Board members that is relevant to the Company's business is assessed regularly by the NCG Committee.  The Board may increase or decrease the number of Directors within the limits of Delaware law to accommodate the best interests of the Company and its stockholders.  In March 2016, as the NCG Committee considered nominees for election as Class II Directors at the 2016 Annual Meeting of Stockholders, incumbents Carl Kirkland and Thomas A. Saunders III indicated a preference not to stand for re-election when their terms expire at the 2016 Annual Meeting.  As a result, the NCG Committee evaluated the current size of the Board and based on the desire of Messrs. Kirkland and Saunders to step down, the NCG Committee recommended, and the Board approved a reduction in the size of the Board from ten Directors to eight Directors to be effective immediately prior to the convening of the 2016 Annual Meeting of Stockholders.

In addition to the reduction in the size of the Board, the Board approved the reapportionment of the three classes of Directors so that, effective immediately prior to the convening of the 2016 Annual Meeting of Stockholders:

•
the number of Class I directorships will be reduced from four Directors to three Directors, consisting of incumbents Jane F. Aggers, Terrance G. Finley and Jeffry O. Rosenthal, with Alton E. Yother, an incumbent Class I Director, resigning as a Class I Director to seek election as a Class II Director at the 2016 Annual Meeting;

•	the number of Class II directorships will be reduced from three Directors to two Directors, consisting of two Directors to be elected at the 2016 Annual Meeting; and
•	the number of Class III directorships will remain at three Directors, consisting of Anthony F. Crudele, Albert C. Johnson and Ralph T. Parks.

10  HIBBETT SPORTS® 2016 Proxy Statement

The Board has nominated Michael J. Newsome, an incumbent Class II Director, and Alton E. Yother, an incumbent Class I Director, for election as Class II Directors of the Company at the 2016 Annual Meeting to serve three year terms expiring at the 2019 Annual Meeting of Stockholders.  Messrs. Kirkland and Saunders are not seeking re-election to the Board.

Director Compensation Review

The NCG Committee annually reviews the Director compensation program and recommends any changes to the Board for approval.  The NCG Committee's goal is to align the Board with the long-term interests of the Company's stockholders and to compensate Directors fairly for their work while promoting ownership by the Directors of Company stock.  Outside consultants may be retained to obtain advice on competitive compensation practices.

Director Tenure

The Board has not established a fixed maximum term for a Director, although the NCG Committee considers a Director's tenure in making a recommendation to the Board whether or not a Director shall be nominated for re-election to another term.  Neither has the Board established a fixed age at which a Director may not be nominated for re-election.

Director Responsibilities

•
General.  It is the responsibility of the Directors to exercise their business judgment and act in the best interest of the Company and its stockholders.  Directors must act ethically at all times and adhere to the applicable provisions of the Company's Code of Business Conduct and Ethics, a copy of which is posted on our website at www.hibbett.com.

•	Understanding of the Company's Business. Directors should become and remain informed about our Company and its business, including, among other things:
▪	our principal operational and financial objectives;
▪	our strategies and plans;
▪	our results of operations and financial condition;
▪	factors that determine our Company's success; and
▪	risks that are inherent to our Company and industry and the control processes with respect to such risks.

•
Ownership of and Trading in Company Securities.  The Directors must adhere to any guidelines established by the Board relating to required ownership of Company equity.  Directors must comply with the Company's policy on trading in securities of the Company and specific guidance provided by the appropriate Company officers regarding periods when Directors should refrain from trading in the Company's securities.  Annually, each Director reviews and signs the Company's Insider Trading Policy then in effect.

•
Conflicts of Interest.  In the event that any executive officer of the Company has a conflict of interest or seeks a waiver of any other provision of the Code of Business Conduct and Ethics for which a waiver may be obtained, the officer shall notify the Lead Director or a designated Company officer, who shall arrange for the NCG Committee and the Board to consider the request.  The waiver is granted only if approved by both groups.

In the event a Director has an actual or potential conflict of interest with respect to a matter involving the Company, the Board shall determine what action, if any, is required, including whether the Director should recuse himself or herself from discussion or voting with respect to the matter.  In the case of a conflict of interest that is of an ongoing and material nature, the Director shall be asked to tender his or her resignation.

11  HIBBETT SPORTS® 2016 Proxy Statement

•
Governance Review.  At least annually, the Board reviews the governance structure of the Company, including any provision of its Certificate of Incorporation and By-Laws affecting governance, other arrangements containing provisions that become operative in the event of a change in control of the Company, governance practices and the composition of the Company's stockholder base.

Attendance and Meeting Materials

Directors are expected to attend Board meetings and Committee meetings on which they serve in order to best fulfill their responsibilities.  Meeting materials are provided to the Board prior to a scheduled meeting.  Directors are responsible for reviewing these materials in advance of the meetings.  All Board members are expected to attend our Annual Meeting of Stockholders unless an emergency prevents them from doing so.  All of our Directors, with the exception of Mr. Kirkland, attended the 2015 Annual Meeting of Stockholders.

Director Orientation

Upon initial election, the Company provides Directors with orientation and reference materials to familiarize themselves with the Company's senior management, independent registered public accounting firm, Code of Business Conduct and Ethics, Insider Trading Policy and other compliance programs.  In addition, new Directors must attend a director education program within their first three-year term.  The Board also encourages other appropriate Company officers to attend director education programs or other programs as needed to stay informed of trends and changes in corporate governance.

Board Committees

•
Committee Designation and Composition.  It is the general policy of the Company that the Board as a whole considers and makes all major decisions other than decisions that are required to be made by independent committees.  As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-traded company.  Currently, these committees are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Additional committees may be established by the Board as necessary or appropriate.

The Board as a whole determines the members and chairs of these Committees.  All Committees are made up solely of independent Directors.  The membership of Committees is rotated from time to time.  Committee members and chairmen serve one-year terms and are appointed by the Board upon recommendation of the NCG Committee.

Each committee determines who attends each meeting and whether the committee wishes to conduct any of its proceedings in an executive session.  Executive sessions, consisting only of independent Directors, are conducted not less than twice a year by each committee.

•
Committee Compensation.  The Board, upon recommendation of the NCG Committee, establishes the compensation of each committee member and may provide different compensation for members and chairs of various committees.

Audit Committee and Independent Registered Public Accounting Firm

•
Audit Committee Independence and Qualifications.  Other than Director fees, Audit Committee members may not receive any additional compensation from the Company.  All members of the Audit Committee shall meet the independence requirements of the SEC and the independence and financial literacy requirements of NASDAQ, as provided in the Audit Committee Charter.  At least one member of the Audit Committee at all times shall qualify as an "audit committee financial expert" as defined by the rules and regulations of the SEC.

12  HIBBETT SPORTS® 2016 Proxy Statement

•
Stockholder Vote on Independent Registered Public Accounting Firm.  The Company provides for an advisory stockholder vote to approve the selection of the Company's independent registered public accounting firm at each Annual Meeting of Stockholders.  The stockholder vote is not binding on the Company or the Board or its Audit Committee and shall not be construed as overruling a selection decision by the Company.

Board Meetings and Agendas

The Board is responsible for an annual review of strategy, financial and capital plans, enterprise risk, as well as quarterly reviews of the performance and plans of the Company's business and matters on which the Board is legally required to act.  The CEO may propose other key issues for the Board's consideration.

Agendas and meeting minutes of the committees are shared with the full Board.  The Chairman of each committee develops meeting agendas, with the support of members of management and taking into account the views of the committee members.

Management Attendance

The Board regularly requests the attendance of senior officers of the Company at Board meetings to provide insight and to update items being addressed by the Board or its committees.  The Board and CEO may invite other members of management as it deems appropriate.

Evaluations and Succession Planning

•
CEO Review.  The Board, with the assistance of the Compensation Committee, is responsible for conducting an annual review of the CEO's performance.  The Board reviews the report of the Compensation Committee, in order to ensure the CEO is providing effective leadership for the Company.

•
Succession Planning.  The Compensation Committee makes an annual report to the Board on succession planning to ensure management continuity.  The CEO recommends and evaluates potential successors and reviews any development plans recommended for such individuals.

Board Assessment

•	Board Performance. Self-assessment of the performance of the Board is conducted periodically and is led by the NCG Committee. The Board utilizes Company counsel to assist in these assessments.

•
Director Performance.  The NCG Committee also conducts an annual review of each Director on the Board to assist in determining the proper composition of the Board and each of the committees.  Among consideration is each Director's attendance at Board and committee meetings, preparation for Board meetings, participation in Board discussions, experiences relevant to the Director's service on the Board and committees, knowledge in areas relevant to the Company's business, contributions to the Board's decision-making process and other such items the NCG Committee believes useful in determining such Director's qualifications and fulfillment of responsibilities.

Board Interaction with Third Parties and Employees

•
Third Party Access.  The Board recognizes that management speaks on behalf of the Company.  However, the Board has established procedures for third party access to the Chairman and to non-management Directors as a group.  The Board and committees have the right to retain outside financial, legal or other advisors and shall have appropriate access to the Company's internal and external auditors and outside counsel.

•
Employee Access.  Board members have full access to the Company's management and employees and will use their judgment to assure that any contacts will not disrupt the daily business operation of the Company.  The CEO and the Secretary of the Company are copied, as appropriate, on any written communication between a Director and an officer or employee.

13  HIBBETT SPORTS® 2016 Proxy Statement

•
Receipt of Complaints.  The Audit Committee has established procedures for receipt, retention and treatment of complaints regarding accounting, internal controls over financial reporting or auditing matters and the confidential, anonymous submission by employees, customers or vendors of the Company or any other person of concerns regarding questionable accounting or auditing matters.

Recoupment Policy

The Board will seek recoupment, in its discretion, from a senior executive of any portion of performance-based compensation as it deems appropriate, if it is determined that the senior executive engaged in fraud, willful misconduct, recklessness or gross negligence that caused or otherwise significantly contributed to the need for a material restatement of the Company's financial statements as defined in our Corporate Governance Guidelines.  Performance-based compensation subject to recoupment under these guidelines includes annual cash incentive/bonus awards and all forms of equity-based compensation.

These Corporate Governance Guidelines were adopted by the Board on March 10, 2016 upon recommendation by the NCG Committee.  A copy of these guidelines is posted on our website at www.hibbett.com and accessible to all investors.

Board Oversight of Business Risks

Enterprise-Wide Risk Oversight

The Board utilizes our Enterprise Risk Management (ERM) program to assist in fulfilling its oversight of our risks.  Management, which is responsible for day-to-day risk management, conducts an annual risk assessment of our business risks and maintains a risk committee that reports to the Audit Committee.  The risk assessment program is global in nature and has been developed to identify and assess the Company's risks, as well as identify steps to mitigate and manage each risk identified.  Management, including our NEOs and other key personnel, participate in the ERM program.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM program has been delegated to the Audit Committee.  As such, our Corporate Risk Assessor reports directly to the Chairman of the Audit Committee as it relates to ERM.  The Audit Committee oversees the delegation of specific risk areas among other Board committees, consistent with their corresponding charters and responsibilities.  Appropriate members of management are assigned responsibility for each identified risk which includes monitoring the risk, assessing its potential impact and the Company's vulnerability, determining its potential speed of onset and developing initiatives to manage the risk.  In addition, the Board or Audit Committee is updated at least quarterly on the ERM program.

Each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year.  We believe that our approach to ERM optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the Company.  We also believe our risk structure complements our current Board leadership structure, as it allows our independent Directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Enterprise-Wide Incentive Compensation Risk Assessment

Our Compensation Committee is responsible for oversight of risk associated with our compensation plans.  As part of the ERM program, our cash and equity incentive compensation programs are periodically reviewed and assessed for design elements or features that could incentivize employees to incur excessive risk.  The ERM program also considers policies in place to mitigate excessive risk taking such as the Company's recoupment policy, stock ownership guidelines and performance level metrics.

There has been no substantial change to our compensation programs in the last three fiscal years.  Management has concluded that the level of risk associated with the Company's enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company.

14  HIBBETT SPORTS® 2016 Proxy Statement

Committee Charters

The responsibilities of each of the committees are determined by the Board and are set forth in the committee's charters which are reviewed annually and posted on our website at www.hibbett.com.

Communicating with Our Board Members

Our stockholders may communicate directly with our Board of Directors.  You may contact any member (or all members), any committee of the Board or any chairman of any such committee by mail.  Any stockholder desiring to communicate to our Directors may do so by sending a letter addressed to the person, persons or committee the stockholder wishes to contact, in care of Investor Relations, Hibbett Sports, Inc., 2700 Milan Court, Birmingham, Alabama 35211.  The letter should state that the sender is a current stockholder.  We intend to disclose any future changes to this stockholder communication process under the "Investor Relations" heading of our website located at www.hibbett.com.

All mail received as set forth in the preceding paragraph will be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from stockholders to our Directors.  Relevant communications will be promptly distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Hibbett Sports, Inc. Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:
•	business solicitations or advertisements;
•	junk mail or mass mailings;
•	new product suggestions, product complaints or product inquiries;
•	résumés or other forms of job inquiries; and
•	spam or surveys.

We also examine the mailing from the standpoint of security.  Any material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Director Qualification Standards

Pursuant to Rule 5605 of the NASDAQ Stock Market, Inc. Marketplace Rules, our Board of Directors determines whether each Director is independent.  In accordance with the standards, the Board must determine that an independent Director has no material relationship with us other than as a Director.  The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm.  The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us, and restrict both commercial and not-for-profit relationships between us and each Director.  We may not give personal loans or extensions of credit to our Directors, and all Directors are required to deal at arm's length with us and our subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

Director Independence

We are committed to principles of good corporate governance and the independence of a majority of our Board of Directors from our management.  All members of our Audit, Compensation and Nominating and Corporate Governance Committees have been determined by our Board to be independent Directors as defined under Rule 5605 of the NASDAQ Stock Market, Inc. Marketplace Rules.

15  HIBBETT SPORTS® 2016 Proxy Statement

In accordance with these standards, the Board annually reviews the independence of each Director with the help of our Company counsel.  During this review, the Board considers transactions and relationships between each Director or any member of his or her immediate family and us, our subsidiaries and affiliates.  The Board also considers whether there are any transactions or relationships between Directors or any member of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder).  The purpose of this review process is to determine whether any relationships or transactions exist that are inconsistent with a determination the Director is independent.

As a result of this review, the Board has affirmatively determined that none of our Directors or nominees has a material relationship with us, other than Michael J. Newsome who was a member of management through Fiscal 2014 and Jeffry O. Rosenthal who is a member of management.  All committees of our Board are comprised solely of independent Directors.

In making this determination, the Board considered that in the ordinary course of business, transactions may occur with a company or firm with which we do business and that one or more of our Directors may also have a relationship.  Our Board has determined that such involvement is not material and does not violate any part of the definition of "independent Director" under NASDAQ listing standards.  Our non-independent Directors, Messrs. Newsome and Rosenthal, are not members of any of our committees.

Policies on Business Ethics and Conduct

Our Board has adopted a Code of Business Conduct and Ethics (Code) for all our employees, executive officers and Directors, including our Chairman, Chief Executive Officer and senior financial officers.  A copy of this Code may be viewed at our corporate website, www.hibbett.com under the heading "Investor Relations."  The contents of any amendments to the Code are also displayed on our website in lieu of filing them on Form 8-K.  In addition, a printed copy of our Code will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

The Code is intended to focus on areas of ethical and material risk and to help us recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty, integrity and accountability.

All of our employees, including our Chief Executive Officer and Chief Financial and Principal Accounting Officer, are required by our policies on business conduct to ensure that our business is conducted in a consistent legal and ethical manner.  These policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees.  Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and protection of confidential information and insider trading, as well as strict adherence to all laws and regulations applicable to our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our policies and procedures.  The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal controls over financial reporting or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters.  We have such procedures in place.  In addition, we require employees to report to the appropriate internal contacts evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by us or any of our executive officers, Directors, employees or agents.

Board and Committee Meeting Attendance

During Fiscal 2016, the Board of Directors met 6 times.  Each current Director serving on the Board during Fiscal 2016 was present for at least 75% of the meetings of the Board and the meetings held by all committees of the Board on which he or she served during the fiscal year with the exception of Messrs. Kirkland and Saunders.  Both Directors received all Board and Committee meeting materials and communicated with the Chairman and the Lead Director in advance of their absences.

16  HIBBETT SPORTS® 2016 Proxy Statement

The Board of Directors

Current Nominees (see Proposal Number 1)

Michael J. Newsome, age 77, is a non-independent Director of our Board, and served as our Executive Chairman of the Board from March 2010 to February 2014 at which time he stepped down from executive management and became Chairman of our Board.  He has been a member of our Board since October 1996.  Mr. Newsome served as our President from 1981 through August 2004 and was named Chief Executive Officer in September 1999 and Chairman of the Board in March 2004.  He stepped down as our Chief Executive Officer in March 2010.  Mr. Newsome joined us as an outside salesman over 50 years ago, and has held numerous positions with the Company, including outside salesman to schools, store manager, district manager, regional manager and President.  His lifetime of experience in sporting goods retail and specifically with Hibbett is invaluable to us as he has taken us from a small privately-held retailer to the successful public company we are today, operating 1,044 stores in 33 states at the end of Fiscal 2016.  In 2007, Mr. Newsome was inducted into the Sporting Goods Industry Hall of Fame sponsored by the National Sporting Goods Association.

Alton E. Yother, age 63, has been a Director since August 2004 and serves as the Lead Director of our Board and as a member of all committees of the Board.  He holds a Bachelor of Science degree in Finance from the University of Alabama.  Mr. Yother worked as Executive Vice President and Controller of Regions Financial Corporation (formerly AmSouth Bancorporation) from November 2004 to April 2007 at which time he became Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation until his retirement in April 2008.  Prior to this, he worked for over 24 years for SouthTrust Corporation or SouthTrust Bank.  His most recent duties at SouthTrust were as Executive Vice President, Treasurer and Controller of SouthTrust Corporation from 1998 to 2004.  Mr. Yother strengthens the Board's collective knowledge and capabilities, by offering an extensive background in management and experience in financial operations and strategic planning, including risk assessment, and brings to the Board strong financial and accounting experience.  He qualifies as an "audit committee financial expert."

Standing Board Members

Jane F. Aggers, age 68, has been a Director since December 2010 and currently serves as Chairman of our Audit Committee and as a member of our Compensation Committee.  She holds a Bachelor of Science degree in Business Administration from Bowling Green State University.  Ms. Aggers brings over 40 years of experience in the retail industry and served as President and Chief Executive Officer of Hancock Fabrics, Inc., a specialty fabric and home accessory retailer, from 2005 through January 2011.  Prior to that time, she served as co-founder of MMI, a marketing and business consulting firm and served 24 years in various merchandising roles at Jo-Ann Fabric and Craft Stores, with her last position as Executive Vice President and was a buyer with The Higbee Company.  Additionally, Ms. Aggers has served on the Board of Directors of Hancock Fabrics and Moto Photo, Inc., where she served on the Audit, Compensation and Special Independent Committees.  She has also served on several non-profit and civic boards.  Ms. Aggers' professional background, particularly as CEO of a publicly-traded company, brings specific knowledge and experience of retailing, including public board experience, merchandising, marketing and management.  She qualifies as an "audit committee financial expert."

Anthony F. Crudele, age 59, has been a Director since May 2012 and is currently a member of our Audit and Compensation Committees.  He holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame.  He has served as the Executive Vice President, Chief Financial Officer and Treasurer of Tractor Supply Company (TSC) since May 2007 and previously served as their  Senior Vice President, Chief Financial Officer and Treasurer since joining the company in September 2005.  Prior to that time, he served as Executive Vice President and Chief Financial Officer of Gibson Guitar from 2003 to 2005; as Executive Vice President and Chief Financial Officer of Xcelerate Corp from 2000 to 2003; and in senior financial roles at The Sports Authority from 1989 to 1999, including Senior Vice President and Chief Financial Officer from 1996 to 1999.  Mr. Crudele is a certified public accountant and began his career in 1978, spending the majority of his public accounting tenure at the international accounting firm of Price Waterhouse.  His active and past positions as CFO of publicly traded retail companies, particularly his present position with a growth company, bring insight of retail operations and strategies.  He qualifies as an "audit committee financial expert."

17  HIBBETT SPORTS® 2016 Proxy Statement

Terrance G. Finley, age 62, has been a Director since March 2008 and is currently a member of our Audit Committee and our Nominating and Corporate Governance Committee.  He holds a Bachelor of Arts degree in Political Science and Communications from Auburn University.  Mr. Finley is currently President and Chief Executive Officer of Books-A-Million, Inc., where he has worked as President and Chief Operating Officer, Executive Vice President – Chief Merchandising Officer and in various positions within the merchandising group since 1993.  His current responsibilities include all the company's store operations, merchandising, marketing, publishing, import and Internet activities.  Mr. Finley is a 38-year veteran of the book industry and has led several of Books-A-Million's business units, including the launching of its e-commerce effort.  His strong experience in retail store operations, merchandising and marketing are complimentary to the operations of our Company, especially considering that we are in some of the same markets.

Albert C. Johnson, age 71, has been a Director since March 2008 and is currently a member of our Audit and Compensation Committees.  He holds a Master of Science degree in Systems Management from the University of Southern California and a Bachelor of Science degree in Accounting from Florida State University.  Mr. Johnson is a retired CPA and has been an independent financial consultant since 1998.  He served as Senior Vice President and Chief Financial Officer of Dunn Investment Company from 1994 to 1998.  Prior to that, he worked for Arthur Andersen LLP from 1965 to 1994 where he retired as the Managing Partner of the firm's Birmingham, Alabama office.  His over 30 years of experience in manufacturing, distribution, retail, high technology, oil and gas, construction and small businesses offers our Company a broad view of strategic operations and financial and accounting acumen.  He also served as a Director of Books-A-Million, Inc. from August 2005 through May 2014 and as Chairman of their Audit Committee from May 2006 through May 2014.  Mr. Johnson qualifies as an "audit committee financial expert."

Carl Kirkland, age 75, has been a Director since January 1997 and is currently a member of our Compensation Committee and our Nominating and Corporate Governance Committee.  Mr. Kirkland brings over 40 years of experience in the retail industry to our Board as well as public company experience that strengthens the Board's collective knowledge and capabilities in these areas.  He retired as Chief Executive Officer in March 2001 from Kirkland's, Inc., a leading specialty retailer of decorative home accessories and gift items.  He is a co-founder of Kirkland's, Inc. and served as President from 1996 to November 1997 and as Chief Executive Officer from 1966 to 2001.  He served as Chairman of the Board at Kirkland's from 1996 to 2004 and now serves as a Director and Chairman Emeritus of Kirkland's.  In addition, Mr. Kirkland currently serves on the Board of Directors of the Bank of Jackson in Jackson, Tennessee.  Mr. Kirkland will step down from our Board at the end of his current term which expires at the 2016 Annual Meeting.

Ralph T. Parks, age 70, has been a Director since June 2002 and currently serves as Chairman of our Compensation Committee and as a member of our Audit Committee.  Mr. Parks has served as President of RTParks, Inc. since 2002.  From February 2008 through May 2008, Mr. Parks served as Interim CEO of Heelys, Inc., a global distributor of action youth footwear.  He worked at FOOTACTION USA from 1987 to 1999, when he retired as President and Chief Executive Officer.  Additionally, Mr. Parks' current Board service includes the Board of Directors of Kirkland's, Inc. where he also serves on the Audit Committee and Governance Committee.  He also served on the Board of Directors of Heely's, Inc. until they were sold in January 2013.   Mr. Parks' professional background brings specific knowledge and experience of the sporting goods industry, including branded consumer products, public board experience and people management.

Jeffry O. Rosenthal, age 58, was appointed as a non-independent Director of our Board in October 2013.  Mr. Rosenthal has been our Chief Executive Officer and President since March 2010.  Formerly, he served as President and Chief Operating Officer from February 2009 through March 2010 and as Vice President of Merchandising from August 1998 through February 2009.  Prior to joining us, Mr. Rosenthal was Vice President and Divisional Merchandise Manager for Apparel with Champs Sports, a division of Foot Locker, Inc. from 1981 to 1998.

18  HIBBETT SPORTS® 2016 Proxy Statement

Thomas A. Saunders III, age 79, has been a Director since 1995 and is currently a member of our Compensation Committee and our Nominating and Corporate Governance Committee.  He holds a Master of Business Administration degree from the University of Virginia Graduate School of Business and sometimes serves as a guest lecturer at the school.  Mr. Saunders owns and is employed by Ivor & Co., LLC, a privately owned investment firm, and has served as its President since May 2000.  He is a retired member of Saunders Karp & Megrue Partners, LLC that controlled SK Equity Fund, L.P., once a major investor in Hibbett Sports, Inc.  Before founding Saunders Karp & Megrue in 1990, he served as a managing director, partner and chairman of a private equity fund of Morgan Stanley & Co. from 1974 to 1989.  Additionally, Mr. Saunders serves as the Lead Independent Director on the Board of Directors of Dollar Tree Stores, Inc. and is a member of their Nominating and Corporate Governance Committee.  He also serves as an advisor to a number of investment funds, none of which Hibbett participates in.  Mr. Saunders, through the SK Equity Fund, was instrumental in supporting the Company's bid to become a public company.  His vast knowledge and understanding of the public company regulatory environment, including reputational issues, and his experience on private, public and not-for-profit boards brings strategic insight to our Board.  Mr. Saunders will step down from our Board at the end of his current term which expires at the 2016 Annual Meeting.

Director Classes

The following table provides Director Class and term expiration information for each Board Member:

Class	Term Expiration	Board Member
Class I Directors	2018 Annual Meeting of Stockholders	Jane F. Aggers
Terrance G. Finley
Jeffry O. Rosenthal
Alton E. Yother (1)

Class II Directors	2016 Annual Meeting of Stockholders	Carl Kirkland(2)
Michael J. Newsome
Thomas A. Saunders III(2)

Class III Directors	2017 Annual Meeting of Stockholders	Anthony F. Crudele
Albert C. Johnson
Ralph T. Parks

(1)	Mr. Yother is expected to resign as a Class I Director effective immediately prior to the convening of the 2016 Annual Meeting. However, Mr. Yother has been nominated by the Board for election as a Class II Director at the 2016 Annual Meeting as part of the Board's reapportionment of Directors among the three classes to complete the reduction in Board size from ten Directors to eight Directors.
(2)	Messrs. Kirkland and Saunders will complete their current terms as Directors which expire at the 2016 Annual Meeting, but are not seeking re-election.

19  HIBBETT SPORTS® 2016 Proxy Statement

Committees of the Board of Directors

The Board has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.  The memberships and functions of these committees are set forth below.  The Board has no standing Executive Committee.  Michael J. Newsome and Jeffry O. Rosenthal are the only non-independent Directors on the Board and do not serve on any committee.  The following table below provides Fiscal 2016 membership and meeting information for each of the Board Committees.

Committee	Chairman	Members	Number of Meetings
Audit	Jane F. Aggers	Anthony F. Crudele	9
		Terrance G. Finley
		Albert C. Johnson
		Ralph T. Parks
		Alton E. Yother

Compensation	Ralph T. Parks	Jane F. Aggers	6
		Anthony F. Crudele
		Albert C. Johnson
		Carl Kirkland
		Thomas A. Saunders III
		Alton E. Yother

Nominating and Corporate Governance	Alton E. Yother	Terrance G. Finley Carl Kirkland	3
		Thomas A. Saunders III

Audit Committee

The Fiscal 2016 members of the Audit Committee were Ms. Aggers, Chairman of the Committee, and Messrs. Crudele, Finley, Johnson, Parks and Yother.  Under the terms of its Charter, the Audit Committee meets no less than four times annually and reviews the Company's financial performance at least quarterly.  Periodic meetings are also held separately with management and the independent registered public accounting firm to review accounting matters and disclosures in our SEC periodic filings.  The Audit Committee represents and assists the Board with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, our Enterprise Risk Management program, the performance of our internal audit function and the performance of the independent registered public accounting firm.  In addition, the Audit Committee:
•
appoints, compensates and oversees the work of our independent registered public accounting firm,  including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	pre-approves all auditing services and permitted non-audit services performed by the independent registered public accounting firm;
•	retains independent counsel, accountants or others to advise the Audit Committee or assist in the conduct of an investigation;
•
seeks any information it requires from employees, all of whom are directed to cooperate with the Audit Committee's requests, or external parties and meets with our officers, the independent registered public accounting firm, internal auditors or outside counsel, as necessary;

•
reviews and assesses our overall internal control structure, including consideration of the effectiveness of our internal control system and evaluation of management's tone and responsiveness toward internal controls and reviews our policies and procedures for risk assessment and risk management;

•
reviews and assesses our financial reporting, including interim, quarterly and annual SEC compliance reporting and evaluates management's significant judgments and estimates underlying the financial statements;

•
reviews and assesses our compliance with financial covenants, legal matters, including securities trading practices, tax matters and regulatory or governmental findings which raise material issues regarding our financial statements or accounting policies;

20  HIBBETT SPORTS® 2016 Proxy Statement

•	oversees the audit process, including the adequacy and quality of the annual audit process and the performance and independence of the independent registered public accounting firm;
•
reviews and assesses related-party transactions and our Code of Business Conduct and Ethics, including appropriate procedures concerning non-compliance with the Code, appropriate resolution of incidents reported through our anonymous response line and develops policies regarding the use of uncleared swaps if necessary;

•	oversees complaint procedures and receipt of submissions, particularly those concerning questionable accounting or auditing matters; and
•	evaluates the Audit Committee's performance and reviews the Audit Committee's charter on an annual basis and presents the Board with recommended changes.

A copy of the Audit Committee Charter is available on our website at www.hibbett.com under the heading "Investor Relations".  In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Audit Committee Financial Experts.  Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the SEC.  In addition, our Board has determined that Ms. Aggers, who chairs the Audit Committee, by virtue of her financial experience in executive management with public companies, as well as Mr. Crudele, Mr. Johnson and Mr. Yother, because of their career experiences serving in financial capacities of publicly-traded companies, qualify as "audit committee financial experts" within the meaning of applicable regulations of the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Fiscal 2016 members of the Compensation Committee were Mr. Parks, Chairman of the Compensation Committee, Ms. Aggers and Messrs. Crudele, Johnson, Kirkland, Saunders and Yother.  Under the terms of its Charter, the Compensation Committee is directly responsible for developing guidelines and establishing compensation policies for our executive officers as well as producing an annual report for inclusion in our Proxy Statement.  In addition, the Compensation Committee:
•
develops guidelines and reviews the structure and competitiveness of our executive officer compensation programs, including assessing the appropriate motivation of executive officers to achieve our business objectives in line with our overall strategies for risk management;

•
oversees an evaluation of the performance of our executive officers, including our CEO, and approves annual compensation, including salary, bonus, incentive and equity compensation, of all our executive officers;

•	administers our equity award plans for employees and grants equity awards under our equity award plans;
•	reviews strategy for executive officer succession;
•	publishes an annual Compensation Committee Report on executive officer compensation for the stockholders; and
•	evaluates the Compensation Committee's performance and reviews the Compensation Committee's charter on an annual basis and presents the Board with recommended changes.

The Compensation Committee may, at its sole discretion, obtain advice or seek assistance from legal, accounting and compensation consultants to assist in the evaluation of the compensation of our CEO and other elected executive officers.  In employing external advisors, the Compensation Committee considers independence factors required by NASDAQ and/or the Securities Exchange Act of 1934.

A copy of the Compensation Committee Charter is available on our website at www.hibbett.com under the heading "Investor Relations".  In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

21  HIBBETT SPORTS® 2016 Proxy Statement

Nominating and Corporate Governance Committee

The Fiscal 2016 members of the NCG Committee were Mr. Yother, Chairman of the Committee, and Messrs. Finley, Kirkland and Saunders.  The NCG Committee is authorized to exercise oversight with respect to the nomination of candidates for the Board in such a fashion as determined from time to time by the Board.  The NCG has recommended the election of Mr. Newsome and Mr. Yother as Class II Directors at the 2016 Annual Meeting of Stockholders.  Under the terms of its Charter, the NCG Committee meets at least one time annually.

The Nominating and Corporate Governance Committee's purpose is to advise the Board on the composition, organization, effectiveness and compensation of the Board and its committees and on other issues relating to the Company's corporate governance.  The NCG Committee's duties and responsibilities primarily relate to director nominations, Board and Committee effectiveness, Board structure and Director compensation, corporate governance and stockholder communications and disclosure.  In addition, the NCG Committee:
•
recommends candidates to be nominated by the Board, including the re-nomination of any currently serving Director, to be placed on the ballot for stockholders to consider at the Annual Meeting or recommends nominees to be appointed by the Board to fill interim director vacancies;

•	leads the Board in its periodic performance evaluation and conducts annual performance self-evaluations of the NCG Committee and each Director of the Board;
•	reviews periodically the membership and Chair of each committee of the Board and recommends committee assignments to the Board, including rotation or reassignment of any Chair or committee member;
•	recommends policies for compensation, including equity compensation, for independent Board members, in line with our overall strategies for risk management;
•	monitors significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each Director;
•	evaluates and administers the Corporate Governance Guidelines of the Company and recommends changes to the Board and reviews the Company's governance structure;
•	reviews the Nominating and Corporate Governance Committee's charter on an annual basis and presents the Board with recommended changes; and
•
establishes procedures for communicating with stockholders and assists management in the preparation of the disclosure in our Proxy Statement and other documents filed with the SEC regarding Director independence and the operations of the NCG Committee.

The Nominating and Corporate Governance Committee has written policies in place for accepting Director nominations from stockholders and identifying nominees for Director as well as minimum qualifications for Director nominees as described in this Proxy Statement.

A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.hibbett.com under the heading "Investor Relations."  In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

22  HIBBETT SPORTS® 2016 Proxy Statement

Compensation of Non-Employee Directors

Director Compensation Table

Annual compensation for non-employee Directors for Fiscal 2016 was comprised of cash and equity compensation.  Each of these components and the total compensation amounts of our non-employee Directors for Fiscal 2016 are shown in the following table.

Director Compensation
For the Fiscal Year Ended January 30, 2016 (in dollars)

Director	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compen- sation (4)	Total
Jane F. Aggers	$95,000	$100,000	$--	$--	$--	$195,001
Anthony F. Crudele (5)	$--	$170,043	$--	$--	$--	$170,043
Terrance G. Finley	$70,000	$--	$107,222	$--	$--	$177,222
Albert C. Johnson	$70,000	$100,001	$--	$--	$--	$170,001
Carl Kirkland	$70,000	$--	$107,222	$--	$--	$177,222
Michael J. Newsome (6)	$220,000	$149,976	$--	$--	$--	$369,976
Ralph T. Parks	$95,000	$100,001	$--	$--	$--	$195,001
Thomas A. Saunders III (7)	$--	$--	$176,307	$--	$--	$176,307
Alton E. Yother	$115,000	$100,001	$--	$--	$--	$215,001

Note:  The Director Compensation Table requires a column for Change in Pension Value and Nonqualified Deferred Compensation Earnings of which we have none.  Therefore, for presentation purposes, this column was omitted.

(1)	Stock awards represent the annual equity award to Directors for those Directors who chose stock as their form of Equity under the 2012 Director Equity Plan and director fees deferred into stock units under the Amended 2005 Director Deferred Compensation Plan or the 2015 Director Deferred Compensation Plan. Stock awards are valued at their grant date fair value equal to the closing stock price of our common stock on the date of grant.

(2)
Option awards represent the annual equity award to Directors for those Directors who chose stock options as their form of Equity under the 2012 Director Equity Plan.  Mr. Saunders' also includes director fee income that was deferred into stock options under the Amended 2005 Director Deferred Compensation Plan or the 2015 Director Deferred Compensation Plan.  Stock options are valued at their grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation –Stock Compensation (ASC Topic 718).  Total options outstanding to purchase our common stock at January 30, 2016 for our non-employee Directors were as follows:

Director	Options Outstanding	Expiration Dates
Ms. Aggers	19,073	12/1/2020 - 12/31/2022
Mr. Crudele	--	N/A
Mr. Finley	26,939	3/16/2021 - 3/17/2025
Mr. Johnson	20,451	3/14/2018 - 3/13/2022
Mr. Kirkland	36,939	3/17/2019 - 3/17/2025
Mr. Newsome	--	N/A
Mr. Parks	5,000	3/13/2022
Mr. Saunders	98,664	3/31/2016 - 12/31/2025
Mr. Yother	31,331	9/30/2016 - 3/13/2022

23  HIBBETT SPORTS® 2016 Proxy Statement

Following is the weighted average fair value of each option granted during the fiscal year ended January 30, 2016.  The fair value was estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions for each grant date:

Grant date	Mar 17	Mar 31	Jun 30	Sep 30	Dec 31
Exercise Price	$50.48	$49.06	$46.58	$35.01	$30.24
Weighted average fair value at date of grant	$17.86	$17.19	$16.14	$10.52	$9.23
Expected option life (years)	5.36	5.36	5.36	4.84	4.84
Expected volatility	36.19	36.17	35.11	32.21	31.95
Risk-free interest rate	1.59%	1.41%	1.67%	1.33%	1.71%
Dividend yield	None	None	None	None	None

See Note 3 to the consolidated financial statements in our Annual Report on Form 10-K filed March 28, 2016 for additional information regarding the Company's assumptions concerning expected option life, expected volatility, risk-free interest rate and dividend yield.

(3)	No non-equity incentive plan compensation payments were made for Director services in Fiscal 2016 or are contemplated under our current compensation structure for Directors.

(4)	All other compensation primarily consisted of occasional gifts to Directors such as sporting goods merchandise and was inconsequential.

(5)	Mr. Crudele elected to defer all fees earned for Fiscal 2016 into stock units subject to the provisions of the Amended 2005 Director Deferred Compensation Plan. No fees were paid in cash during Fiscal 2016. Total fees earned by Mr. Crudele for Fiscal 2016 were $70,000. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2016 deferrals for Mr. Crudele, including his annual equity award based on a value of $100,000, converted into 3,793 deferred stock units that will release based upon his elections at deferral. The amounts in the Director Compensation table are presented at the grant-date fair market value of the stock units.

(6)	Mr. Newsome elected to defer all fees earned for Fiscal 2016 into cash subject to the provisions of the Amended 2005 Director Deferred Compensation Plan. Cash paid to Mr. Newsome during Fiscal 2016 represents fees deferred from prior years. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2016 deferrals for Mr. Newsome were $220,000. His annual equity award, valued at $150,000, was deferred into stock and converted into 2,971 deferred stock units that will release based upon his election at deferral.

(7)	Mr. Saunders elected to defer all fees earned for Fiscal 2016 into stock options subject to the provisions of the Amended 2005 Director Deferred Compensation Plan. No fees were paid in cash during Fiscal 2016. Fees earned by Mr. Saunders were $70,000. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2016 deferrals for Mr. Saunders, including his annual equity award based on a value of $100,000, converted into 7,084 options to purchase shares of our common stock. The amounts in the Director Compensation table are presented at the Black-Scholes value of the stock options on their date of grant.

Fees Earned or Paid in Cash

Fees earned or paid in cash consist of annual Board fees to all non-employee Directors and annual retainers for our Lead Director and Chairmen of our Audit and Compensation Committees.  The Board adopted the following pay structure in Fiscal 2016 for non-management Directors:

Annual Retainer	$70,000	Paid quarterly to all non-employee Directors
Chairman	$150,000	Additional annual retainer, paid quarterly
Lead Director	$45,000	Additional annual retainer, paid quarterly
Audit Committee Chair	$25,000	Additional annual retainer, paid quarterly
Compensation Committee Chair	$25,000	Additional annual retainer, paid quarterly

24  HIBBETT SPORTS® 2016 Proxy Statement

The Lead Director also acts as Chairman of the Nominating and Corporate Governance Committee.  Payments to our independent Directors may be paid in cash or may be deferred into stock units, stock options or cash.  Each independent Director serves on a minimum of two committees with the Lead Director a member of each committee.

The total fees earned or paid in cash to all non-employee Directors during Fiscal 2016 are outlined in the following table:

	Retainers
Director	Annual	Chairman	Lead Director	Committee Chairman	Total Fees Earned	Total Paid in Cash
Ms. Aggers (1)	$70,000	$--	$--	$25,000	$95,000	$95,000
Mr. Crudele (2)	$70,000	$--	$--	$-	$70,000	$--
Mr. Finley (1)	$70,000	$--	$--	$-	$70,000	$70,000
Mr. Johnson (1)	$70,000	$--	$--	$-	$70,000	$70,000
Mr. Kirkland (1)	$70,000	$--	$--	$-	$70,000	$70,000
Mr. Newsome (3)	$70,000	$150,000	$--	$-	$220,000	$--
Mr. Parks (1)	$70,000	$--	$--	$25,000	$95,000	$95,000
Mr. Saunders (4)	$70,000	$--	$--	$-	$70,000	$--
Mr. Yother (1)	$70,000	$--	$45,000	$-	$115,000	$115,000

(1)	All fees paid in cash.

(2)	Fees deferred into stock units pursuant to the Amended 2005 Director Deferred Compensation Plan.

(3)	All fees deferred into cash pursuant to the Amended 2005 Director Deferred Compensation Plan. In addition, Mr. Newsome received cash during Fiscal 2016 for fees deferred from a prior year plus earnings on the deferral in the amount of $225,252.

(4)	All fees deferred into stock options pursuant to the Amended 2005 Director Deferred Compensation Plan.

Equity Plans for Directors

There were three plans that governed equity awards to non-employee Directors during Fiscal 2016.

2012 Non-Employee Director Equity Plan (DEP).  The DEP provides for grants of equity awards to non-employee Directors and was adopted by our stockholders and made effective on May 24, 2012.  The DEP allows each non-employee Director to elect the form of equity they prefer and to receive their equity on a tax deferred basis.  Non-employee Directors receive a fully vested equity award based on the value approved by the Board and the irrevocable elections must be made prior to the beginning of each calendar year.  If no choice is made, the equity award will be issued as stock options.

A newly appointed or elected non-employee Director to the Board can elect a form of equity prior to the first Board meeting attended.  If no choice is made, the equity award will be issued as stock options based on the value approved by the Board for newly appointed or elected Directors.  This initial award is subject to forfeiture if the Director does not complete one year of service on the Board, subject to death, change in control or subsequent Board action.

Each non-employee Director who is elected or appointed to the Board, upon election, receives $75,000 in value of stock determined as of the market close on the date of grant.  Each non-employee Director, who has served a full fiscal year, receives $100,000 in value of stock determined as of the market close on the date of grant, pro-rated for Directors who serve less than one full fiscal year.  The Chairman of our Board receives $150,000 in value of stock determined as of the market close on the date of grant.  Under the DEP, the Board has elected to reduce the actual value of grants to Directors, with the exception of our Chairman, below the stockholder approved maximum value allowed of $150,000.

25  HIBBETT SPORTS® 2016 Proxy Statement

Equity forms allowed under the DEP are stock options, stock appreciation rights, restricted stock and restricted stock units.

Amended 2005 Director Deferred Compensation Plan (2005 Deferred Plan).  The 2005 Deferred Plan allowed each non-employee Director the option to defer all or a portion of the Board fees into cash, stock units or stock options annually on a calendar year basis.  Any eligible Director could make a deferral by delivering an election to us no later than December 31 of the year immediately preceding the year to which the election is related.  Newly elected or appointed eligible Directors had 30 days following the date on which they first became a Director to make such election.  The 2005 Deferred Plan expired June 30, 2015 and was superseded by the Deferred Plan described below.  Deferral elections for Fiscal 2016 were made pursuant to the 2005 Deferred Plan.

2015 Director Deferred Compensation Plan (Deferred Plan).  The 2015 Deferred Plan was adopted effective July 1, 2015, and allows non-employee directors an election to defer all or a portion of their fees into cash, stock units or stock options annually on a calendar year basis.  Any eligible Director may make a deferral by delivering an election to us no later than December 31 of the year immediately preceding the year to which the election is related.  Newly elected or appointed eligible Directors have 30 days following the date on which they first became a Director to make such election.

Four of the eligible Directors deferred all of their fees in Fiscal 2016 and in Fiscal 2017.  Ms. Aggers has elected to defer a percentage of her fees into stock units for Fiscal 2017. Mr. Crudele has elected to defer his fees into stock units for Fiscal 2017.  Mr. Newsome has elected to defer his fees in cash for Fiscal 2017.  Mr. Saunders has elected to defer his fees into stock options for Fiscal 2017.  Deferrals to stock options or stock units are governed by the DEP.  Deferral elections for Fiscal 2017 were made pursuant to the Deferred Plan.

The annual option grant to non-employee Directors in Fiscal 2016 was governed by the DEP.  The annual grant to non-employee Directors occurs on the same date as the annual grant of equity awards to management and our other employees.  The Compensation Committee has adopted the third business day following the release of operational results for the fiscal year as the grant date for annual management and employee awards.  Therefore, stock awards under the DEP relating to service during the current fiscal year are awarded the following fiscal year to eligible directors serving as a director on the last day of our fiscal year.  All eight of our non-employee Directors served the full fiscal year and were awarded a value of $100,000 in the equity form of their choice.  Mr. Newsome became a non-employee member of the Board in February 2014.  His annual award is set at a value of $150,000 in the equity form of his choice.  All the annual awards were dated March 17, 2015.

Stock Awards.  Under the 2005 Deferred Plan, Mr. Crudele elected to defer his Board fees earned during Fiscal 2016 into stock units (governed by the DEP).  The total fees earned each calendar quarter are divided by the closing price on the last day of the calendar quarter to determine the number of stock units earned for that period.  In Fiscal 2016, Mr. Crudele deferred total fees of $70,000 which converted into 1,812 stock units.

Option Awards.  Under the 2005 Deferred Plan, Mr. Saunders elected to defer all Board earned during Fiscal 2016 into stock options (governed by the DEP).  The total fees earned each calendar quarter is divided by the closing price on the last day of the calendar quarter times a factor of 0.33 to determine the number of stock options earned for that period.  Mr. Saunders deferred total fees of $70,000 in Fiscal 2016.  The Fiscal 2016 fees converted into 5,488 options to purchase shares of our common stock.

Options awarded to non-employee Directors vest immediately upon grant and expire on the tenth anniversary of the date of grant.  We apply the fair value recognition provisions of ASC Topic 718.  The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model.  (See Note 3 to the consolidated financial statements in our Annual Report on Form 10-K filed on March 28, 2016.)

26  HIBBETT SPORTS® 2016 Proxy Statement

All Other Compensation

We have determined that there was no other compensation paid to Directors for director services in Fiscal 2016 except the occasional gift usually in the form of sporting goods merchandise such as footwear or apparel and the interest earned on Messrs. Newsome's and Yother's deferred compensation.  The occasional gifts have an immaterial market value.  Each Director is entitled to reimbursement for his/her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Director Compensation Changes for Fiscal 2017

The Nominating and Corporate Governance Committee has not planned any changes to the compensation structure for non-employee Directors for Fiscal 2017.

Stock Ownership Requirements for Non-Employee Directors

The Compensation Committee has adopted stock ownership requirements in an effort to better align personal and corporate incentives of Directors with our stockholders.  Within four years of a Director's election or appointment, non-employee Directors are required to maintain ownership of Company equity in an amount equal to three times (3x) their base annual retainer.  Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, stock units, etc.  Determination of compliance with the requirements is based on the closing price of our common stock on the last business day of the fiscal year for shares of stock owned and all restricted stock units and on the grant date fair value under ASC Topic 718 for vested stock options.  As of the fiscal year ended January 30, 2016, all of our non-employee Directors were in compliance with the stock ownership requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Discussion and Analysis (CD&A) is intended to provide our stockholders with information about our compensation philosophy and to understand our rationale and decision-making process concerning our compensation practices with respect to our NEOs.  The CD&A should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures contained within.

The Compensation Committee has reviewed the CD&A included in this report and discussed it with management.  In reliance on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis following this report be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

Submitted by the members of the Compensation Committee of the Company's Board of Directors:

Ralph T. Parks, Chairman; Jane F. Aggers; Anthony F. Crudele, Albert C. Johnson; Cark Kirkland;
Thomas A. Saunders III; and Alton E. Yother

The Compensation Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Risk Assessment

As part of our overall business risk assessment, we conduct an assessment of our compensation plans and measures to evaluate whether the plans may cause the Board, executives, managers and/or all employees to act in an undesired manner inconsistent with Company objectives, strategies and ethical standards and with prudent business practices.  We further evaluate whether the Company may fail to identify Key Performance Indicators (KPI) and/or accurately report existing KPIs.

27  HIBBETT SPORTS® 2016 Proxy Statement

We present and discuss the findings of the risk assessment with the Audit Committee on an annual basis.  Based upon the assessment and discussions with the Audit Committee, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries.  In addition, none of the members of the Compensation Committee has or had any relationship with the Company during Fiscal 2016 that requires disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

We have identified the NEOs for Fiscal 2016 as:
•	Jeffry O. Rosenthal, our Chief Executive Officer (CEO) and President;
•	Scott J. Bowman, our Senior Vice President and Chief Financial Officer (CFO);
•	Cathy E. Pryor, our Senior Vice President of Operations; and
•	Jared S. Briskin, our Senior Vice President and Chief Merchant.

The primary objectives of our executive compensation program are to:
•	Attract and retain highly qualified executive officers and motivate them to deliver a consistently high level of performance.
•
Align the economic interests of our executive officers with those of our stockholders by placing a substantial portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return.

•
Reward performance that emphasizes teamwork among executive officers that supports healthy Company growth and supports the Company's values by promoting a culture of integrity, business ethics and customer service.

•	Reward execution of short-term and long-term strategic initiatives.

We believe our financial results are reflected in the compensation earned by our NEOs in Fiscal 2016, particularly their compensation at risk.  The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

The Compensation Committee structures the total compensation program for executives to consist of:
•	base salary,
•	performance-based cash bonus,
•	performance-based equity awards, and
•	certain other benefits, including a nonqualified deferred compensation plan and supplemental 401(k) plan discussed in more detail later in this document.

Our compensation program has been consistently applied by the Compensation Committee for several years.   The Compensation Committee believes that a majority of the total compensation opportunity for executives should be allocated to cash bonuses and equity awards that are contingent on the achievement of pre-determined performance measures in order to align compensation with the interests of stockholders.  Performance measures for management are based on Company-wide targets, with a greater emphasis for more senior personnel.

At the 2015 Annual Meeting of Stockholders, our stockholders overwhelmingly approved our Fiscal 2016 named executive officer compensation program, receiving 91.1% of votes cast in favor.  The Compensation Committee concluded that the stockholders support our compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incentivizes our NEOs and reinforces the Compensation Committee's views that our executive compensation program is achieving its objectives without giving rise to excessive risk.

28  HIBBETT SPORTS® 2016 Proxy Statement

Total Compensation Program Objectives and Philosophy

Individual compensation levels are based on the duties and responsibilities assumed by each named executive officer, individual performance, tenure and the attainment of Company goals.  The Compensation Committee considers compensation levels of comparable executives at peer companies to ensure basic compensation competitiveness (see Compensation Discussion and Analysis – Peer Group below), but does not benchmark NEO compensation to particular executive compensation percentiles at peer group companies.

Our NEOs are accountable for the performance of the Company and the function they manage and are compensated based on that performance.  NEOs are rewarded when defined performance objectives are achieved and value is created for our stockholders.  The Compensation Committee has decided to base all of the performance-based compensation, including equity awards, on the achievement of Company goals, with the exception of newly-hired executives whose initial bonus and equity are typically based on service.  The Compensation Committee's philosophy is that a higher percentage of pay dependent on our performance adds stockholder value by aligning executive compensation with revenue and net income growth.

Long-term compensation for NEOs consists of equity awards such as restricted stock units (RSUs).  In determining equity awards, the Compensation Committee endeavors to reinforce the "pay-for-performance" philosophy while encouraging share ownership and retention.  The Compensation Committee has currently opted to award only RSUs in the annual employee award, which includes our NEOs.  The RSU awards to our employees, excluding our NEOs, are service-based only.  The RSU awards to our NEOs contain performance and service criteria set by the Compensation Committee that must be achieved in order to be earned.  The awarding of performance-based RSUs (PSUs) is designed to align stockholder and management interests through incentives that encourage the highest level of corporate governance and focus on rewarding our executives for increased Company value and financial results over the long-term, without encouraging excessive or unnecessary risk-taking.  The form and composition of equity awards, as well as other elements of compensation, may be adjusted in the future as our compensation philosophy evolves.

Role of Our Compensation Committee

The Compensation Committee approves all cash and equity-based compensation to our executive officers, including the CEO.  Prior to approving such compensation, the Compensation Committee oversees the performance evaluations of our CEO and other executive officers.  The Compensation Committee reviews the compensation of the CEO in light of his performance evaluation and, following discussions with him where it deems appropriate, establishes his compensation.  Our Compensation Committee also administers the Company's 2015 Equity Incentive Plan (EIP) and approves all equity grants to executive officers.

The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs and has taken steps to significantly enhance the Compensation Committee's ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and Company performance.  The Compensation Committee actively and consistently:
•	holds executive sessions without the presence of management;
•	reviews and implements a compensation structure for our NEOs;
•	considers succession plans and strategies for our NEOs, as well as other key employees; and
•	monitors stock ownership of our NEOs.

The Compensation Committee's Charter reflects these and other responsibilities, and the Compensation Committee and the Board periodically review and revise the Compensation Committee Charter.  The NCG Committee recommends the Compensation Committee's membership.

29  HIBBETT SPORTS® 2016 Proxy Statement

Role of Executive Officers in Compensation Decisions

For Fiscal 2016, Ralph Parks, as Chairman of our Compensation Committee, reviewed the performance of our CEO with the Compensation Committee, while Jeffry Rosenthal, our CEO and President, reviewed the performance of the other NEOs with the Compensation Committee.  Recommendations for base pay, as well as for percent of base pay for bonus and equity awards, were made accordingly with respect to executive compensation for NEOs.  The Compensation Committee generally approves the recommendations with minor adjustments.  As prescribed in the Company's Statement of Employee Equity Grant Practices, the Compensation Committee conducts these reviews within 90 calendar days of the Company's fiscal year end.  The only other role NEOs have in the determination of executive compensation is in the recommendation of the annual Company budget from which performance levels are based for incentive bonuses and performance-based equity awards.  The annual Company budget is presented by management to the entire Board for review and approval.

Role of Compensation Consultants

In Fiscal 2016, the Compensation Committee engaged Pearl Meyer & Partners (Pearl Meyer) as an independent compensation consultant to advise the Committee on matters relating to executive compensation and assist it in developing and implementing our executive compensation program.

As required by SEC rules, the Committee assessed the independence of Pearl Meyer and concluded that Pearl Meyer's work did not raise any conflicts of interest.  In making this determination, the Committee noted that during Fiscal 2016:
•	Pearl Meyer only provided advisory services related to executive compensation;
•	Fees from the Company represented less than 1% of Pearl Meyer's total revenue;
•	Pearl Meyer maintained a conflicts policy to prevent a conflict of interest or any other independence issues;
•	None of the team assigned to the Company had any business or personal relationship with members of the Committee outside of the engagement;
•	None of the team assigned to the Company had any business or personal relationship with any Company executive officer outside of the engagement; and
•	None of the team assigned to the Company maintained any individual position in our common stock.

In Fiscal 2015, the Compensation Committee engaged Alliance Advisors LLC (Alliance), a corporate advisory firm to provide advice on equity compensation plans and to review the Company's equity compensation program structure.  Furthermore, the Compensation Committee has utilized an on-line compensation subscription service that provides detailed executive compensation benchmarking analytics for comparison of our executive pay packages to that of our peer group.  Our Company counsel has also provided feedback from time to time, particularly with matters related to our equity plans, change of control agreements and severance agreements.

Peer Groups, Annual Benchmarking and Survey Data

The Compensation Committee evaluates our executive compensation practices and financial performance by reference to a peer group.  The peer group is a group of companies which would be considered peers for executive talent purposes and is similar to Hibbett in terms of size, industry and scope of operations.  Due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and somewhat larger than us, particularly companies from which we could recruit executive talent.  The Committee periodically reviews the companies comprising the peer group and revises the group as it deems appropriate to reflect applicable changes within the industry.

At the Committee's request, Pearl Meyer conducted an executive compensation review to benchmark our senior executive compensation relative to the peer group with supplemental data from published market surveys.  The Committee used this report to evaluate whether the executive compensation levels, including base salary and incentive payouts, are within industry norms and our business strategy.

30  HIBBETT SPORTS® 2016 Proxy Statement

Pearl Meyer supplemented data from the peer group with broad-based compensation survey data to develop a comprehensive view of the competitive market.  The Committee believes that this use of survey data is an important element of our compensation evaluation.  Compensation survey data includes companies comparable to us in terms of size and scale from the broader retail industry that influence the competitive market for executive compensation levels.

The following is a list of the companies which were most often used by the Compensation Committee in Fiscal 2016 when evaluating our executive compensation:

Ascena Retail Group, Inc.	Footlocker, Inc.	Select Comfort Corp.
Big 5 Sporting Goods Corp	Genesco, Inc.	Shoe Carnival, Inc.
Buckle, Inc.	Haverty Furniture Companies, Inc.	Sport Chalet, Inc.
Caleres, Inc.	Jos A Bank Clothiers, Inc.	Stage Stores, Inc.
Cato Corp.	Kirkland's, Inc.	Urban Outfitters, Inc.
Conns, Inc.	rue21, inc.	West Marine, Inc.
DSW, Inc.

While the Compensation Committee does not directly benchmark NEO compensation to the comparable executive compensation at these peer companies, it does consider general competitiveness of the total compensation of our NEOs compared to similarly situated executive officers.  The Compensation Committee therefore generally confirms that total annual compensation for our NEOs, assuming performance-based compensation targets are met but not exceeded, is above the median but below the 75th percentile of total compensation for similarly situated executives at the peer group companies.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:
•
Pay for performance.  A substantial portion of the total compensation of our executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial results that contribute to total stockholder return.

•
Reward long-term growth and sustained profitability.  Our equity awards are based on a combination of short-term and long-term financial goals.  These awards require sustained financial performance to deliver significant value and encourage our executive officers to execute strategic initiatives and deliver continued growth over an extended period of time.

•
Modest benefits and limited perquisites.  We provide standard employee benefits and very limited perquisites or other forms of compensation to our NEOs.  Any perquisites received are generally available to other levels of management and employees.  We believe our compensation program provides adequate financial opportunities to our executive officers to the extent that extra benefits and perquisites are not required to attract and retain such executives.

31  HIBBETT SPORTS® 2016 Proxy Statement

Elements of our Compensation Program

Compensation Element	Objective	Form and Type of Compensation
Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Annual cash compensation; Not at risk
Bonus and Non-Equity Incentives	To encourage and reward executive officers for achieving annual Company performance goals	Annual performance compensation; At risk
Equity Awards	To motivate and retain executive officers and align their interest with stockholders through:
	Performance-based RSUs based on short-term financial goals and long-term service	Short-term performance compensation; At risk
	Performance-based RSUs based on long-term financial goals	Long-term performance compensation; At risk
Employee Benefits	To promote health, well-being and financial security of employees, including executive officers	Annual indirect compensation; Not at risk

Annual Cash Compensation

Base Salary

We provide our executives with assured cash compensation in the form of base salary.  We use base salary as the foundation for the other components of compensation.  In most instances, base salaries fall at or below median base salaries for comparable executives at peer companies due to the Compensation Committee's philosophy of emphasizing performance-based compensation.  The salary levels for our NEOs for the fiscal year ended January 30, 2016, including the salary of Mr. Rosenthal as President and CEO, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated sporting goods and specialty retail companies from our peer group.  Based upon a review of such companies, the base salary levels approved by the Compensation Committee are generally conservative when compared to our peers, because their philosophy is that performance-based pay adds more value to the stockholder.

Substantial additional earnings opportunities are provided primarily through achievement of Company performance goals that also apply to equity-based awards.  We have set a moderate base pay and combined it with a significant performance component that provides our executives with an incentive-based compensation program consistent with our emphasis on being financially conservative.  For Fiscal 2016, an average of 61% of our NEO's compensation was at risk.

Bonus and Non-Equity Incentive Plan Compensation

Our cash bonus program is subject to the 2006 Executive Officer Cash Bonus Plan (Bonus Plan) adopted by our stockholders and is structured to be qualified performance-based compensation while protecting the Company's deductibility of executive compensation under Internal Revenue Code Section 162(m).  With the adoption of the Bonus Plan, the Compensation Committee has guidelines by which to offer incentives to executive officers through the use of qualified performance-based compensation.  The Bonus Plan allows flexible compensation alternatives within our overall compensation philosophy.

The program is designed to provide short-term incentive compensation to our executives based upon pre-established performance goals for the Company and each executive, individually.  The Compensation Committee determines the amount of target bonus awards for each executive as a percent of their base salary.  Bonus targets emphasize contribution to our success during the year and the performance of those aspects of our business for which each executive has responsibility.  See the Summary Compensation Table and narrative discussion below for individual executive officer detail.

32  HIBBETT SPORTS® 2016 Proxy Statement

The following table illustrates the executives' target bonus as a percent of individual base salaries for Fiscal 2016, Fiscal 2015 and Fiscal 2014 of which the executives earned 72.5%, 97.5% and 82.5% of their target for each year, respectively:

NEO	Position	Fiscal 2016	Fiscal 2015	Fiscal 2014
Jeffry O. Rosenthal	Chief Executive Officer and President	95.0%	90.0%	90.0%
Scott J. Bowman	Senior Vice President and CFO	70.0%	65.0%	60.0%
Cathy E. Pryor	Senior Vice President of Operations	70.0%	65.0%	65.0%
Jared S. Briskin (1)	Senior Vice President and Chief Merchant	65.0%	N/A	N/A

(1)	Mr. Briskin was named the Company's Senior Vice President and Chief Merchant in September 2014. His bonus plan was established by management at the beginning of Fiscal 2015, along with other bonus-eligible employees based on performance goals for his area of responsibility. Although his base pay was adjusted to reflect an increase in duties, no additional bonus was awarded by the Compensation Committee upon his promotion.

Company performance goals were based on earnings before interest and taxes (EBIT) determined by the annual budget as approved by the Board of Directors for Fiscal 2016, Fiscal 2015 and Fiscal 2014.  Each bonus was contingent solely upon Company performance.  The annual cash bonus represents the Compensation Committee's "pay for performance" philosophy.  If the EBIT target that is established is exceeded, then the NEO earns more, up to 150% of the target bonus; if we fall short of our EBIT target, then the NEO earns less or nothing at all.  This tiered structure is applied to all our NEOs and also to the employee cash bonus portion that is contingent on the EBIT goal.

As with other bonus-eligible employees, Mr. Briskin's historical bonuses were based on Company performance goals, including EBIT, established by management.  His bonus plan included quarterly and annual components.  In order to be eligible for his annual bonus, he also had to meet individual qualifiers including visits with regional sales managers and work days within a store location.

For Fiscal 2016, Fiscal 2015 and Fiscal 2014, each executive's (and employee's) earned percentage of his or her Company performance bonus depended on the Company's actual performance in relation to the Company's EBIT goal as summarized in the following table:

% of Company Performance Goal Attained	Portion of Executive's Company Performance Bonus Deemed Earned
Below 85.0%	0.0%
85.0%	62.5%
90.0%	75.0%
95.0%	87.5%
100.0%	100.0%
105.0%	112.5%
110.0%	125.0%
115.0%	137.5%
120.0% or above	150.0%

The following table sets forth the EBIT goal for each year and the level achieved and paid out to our NEOs (and employees in our bonus pool) based on that achievement for Fiscal 2015, Fiscal 2014 and Fiscal 2013:

	EBIT Goal	EBIT Achieved	% of Goal Achieved	% of Payout
Fiscal 2016	$123.0 million	$110.1 million	89.0%	72.5%
Fiscal 2015	$119.0 million	$118.1 million	99.3%	97.5%
Fiscal 2014	$122.1 million	$113.9 million	93.3%	82.5%

33  HIBBETT SPORTS® 2016 Proxy Statement

The Compensation Committee strives to set goals that motivate our executive officers to improve performance over previous years, without encouraging excessive risk taking.  Calculation of the Company performance bonus earned by each NEO is based on the final audited consolidated financial statements and, if applicable, is usually paid out in March of the following year.  While the Compensation Committee reserves the right to make adjustments to incentive bonuses, it historically has not done so.  However, in Fiscal 2016, the Compensation Committee excluded the effect of a favorable legal settlement of $1.9 million when determining the level of achievement for the EBIT goal.  Without this exclusion, executives would have earned 77.5% of their target payout; but instead earned 72.5%.  Employee bonuses were not affected by this adjustment.  Any modifications are carefully considered by the Compensation Committee and applied to the special circumstances that warrant the modification.  There were no individual performance goals set for our NEOs for Fiscal 2016, Fiscal 2015 or Fiscal 2014 with the exception of Mr. Briskin as discussed elsewhere in this proxy statement.

Equity Awards

Equity Award Practices

The Compensation Committee determines the amount of target equity awards for each executive as a percent of their base salary.  Through our EIP, the Compensation Committee has a wide range of award-based incentive alternatives to offer our NEOs.  Equity award types including stock options, stock appreciation rights, PSUs and RSUs may be granted at the discretion of the Compensation Committee.  Awards of equity-based compensation to our executive officers complement our cash incentives and encourage an ownership stake in our Company to align the interest of our NEOs and our stockholders.

With the exception of new hire grants to executive officers, the Compensation Committee has opted to grant PSUs to our NEOs as part of their annual compensation package, up to the limits allowed in the EIP at the time of grant.  PSUs are believed to strengthen the longer-term pay-for-performance alignment of the Company's compensation program and provide retention motivation through time-vesting of half of the awards after achievement of the stated performance goal.

The Compensation Committee's equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of our equity-based incentive plans.  The Compensation Committee's policy sets the annual grant date for management and employee equity awards as the third business day following the release of operational results for the fiscal year just ended.

Stock Awards

As part of the annual equity award, our practice is to determine the dollar amount of equity compensation that we want to provide to our executive officers as a percentage of base salary and then to grant equity awards based on a formula that yields such amount based on 80% of the 30-day trailing average (trailing average) price of our stock from the date of grant.  Awards granted to our NEOs reflect our desire to provide incentives to these individuals that encourage our growth and long-term success as a Company.  The trailing average price of our stock used for Fiscal 2016, Fiscal 2015 and Fiscal 2014 was $40.13, $46.12 and $42.28, respectively.

This methodology was applicable to all our NEOs whose compensation is being determined by the Compensation Committee for the fiscal year forthcoming.  Prior to Fiscal 2016, Mr. Briskin was awarded annual service-based RSUs at the discretion of management, along with other equity-eligible employees.  Employee RSUs are granted under the provisions of the EIP, are based on a value determined individually by management, are based on the closing market price of our common stock on the grant date and have a service period of four years.

34  HIBBETT SPORTS® 2016 Proxy Statement

The following table reflects the target equity awards granted to our NEOs and the percentage of base salary that the equity award was based on for Fiscal 2016, Fiscal 2015 and Fiscal 2014:

	Fiscal 2016		Fiscal 2015		Fiscal 2014
NEO	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary
Mr. Rosenthal	12,100	95.0%	9,600	90.0%	10,100	90.0%
Mr. Bowman	5,800	70.0%	4,500	65.0%	4,400	60.0%
Ms. Pryor	6,900	70.0%	5,300	65.0%	5,600	65.0%
Mr. Briskin	4,500	65.0%	N/A	N/A	N/A	N/A

Mr. Briskin received 2,288 and 2,220 time-based RSUs during Fiscal 2015 and Fiscal 2014, respectively.

For Fiscal 2016, Fiscal 2015 and Fiscal 2014, half of the equity award to our NEOs established by the Compensation Committee was a performance goal established on a 1-year achievement based on Return on Invested Capital (ROIC) with a 5-year vesting provision.  The other half of the equity award was a performance goal established on a 3-year achievement based on cumulative EBIT for all 3 fiscal years which vests in 3 years.

The following tables set forth the ROIC and cumulative EBIT goals set for each year and the level achieved and earned by our NEOs based on that achievement:

	Goal	Goal Set	Goal Achieved	% of Equity Earned
Fiscal 2016	ROIC	18.1%	17.1%	50.0%
Fiscal 2015	ROIC	19.0%	19.0%	100.0%
Fiscal 2014	ROIC	21.2%	20.4%	50.0%

	Cumulative Years	Cumulative EBIT Goal	Cumulative EBIT Achieved	% of Equity Earned
Fiscal 2016	F2016 – F2018	$390.0 million	undetermined	undetermined
Fiscal 2015	F2015 – F2017	$378.0 million	undetermined	undetermined
Fiscal 2014	F2014 – F2016	$411.0 million	$342.2 million	50.0%

As with the cash bonus potential, the Compensation Committee excluded the effect of a favorable legal settlement in Fiscal 2016 of $1.9 million when determining the level of achievement for the ROIC goal or three-year EBIT goal.  Inclusion of the settlement would not have changed the percentage of equity earned for either award.

We calculate ROIC as:  (EBIT + Rent) x (1-Tax Rate) / (Shareholder's Equity + Debt + Leases)

▪	EBIT is defined as earnings before interest and income tax expense but after all other expenses.
▪	Rent is defined as our consolidated rent expense on buildings.
▪	1-Tax Rate where the Tax Rate is defined as the annual effective tax rate.
▪	Shareholder's Equity was defined as the average of the fiscal year total beginning and total ending balance, excluding stock repurchases under our stock repurchase authorization program for the year.
▪	Debt is defined as consolidated short-term, long-term or bank debt, but does not include capital leases.
▪	Leases are defined as a multiple of four (4) times the annual consolidated rent expense.

Because the EBIT goal is based on a 3-year cumulative achievement, the achievement for Fiscal 2016 and Fiscal 2015 are yet to be determined.

35  HIBBETT SPORTS® 2016 Proxy Statement

Consistent with prior years, the Compensation Committee will award only RSUs in Fiscal 2017 to all participating employees, including the NEOs with the NEO awards of PSUs determined based on a percentage of each executive's base salary and awards to other participating employees based primarily on their position and salary level.  The Compensation Committee approved a budget of $3.6 million for employee RSU awards for Fiscal 2017 of which the Company awarded a value of $3.5 million, excluding our NEOs.  The total shares awarded for the annual award for Fiscal 2017 was 146,075 shares of which our NEOs were awarded 45,300 RSUs in the form of PSUs and based on a trailing average of $28.57.  See Summary Compensation Table and related disclosures for more detail of equity awards to each NEO.

Timing of Equity Awards

We grant equity awards to eligible employees generally on three occasions: annually, upon hire (for certain senior positions) and occasional special one-time grants to executive management upon approval by the Compensation Committee.  The fair value of awards is based on the closing price of our common stock on the date of grant (or if not a business day, the immediately preceding business day) as defined in our equity plans.

In Fiscal 2016, Fiscal 2015 and Fiscal 2014, we granted all annual employee equity awards, including our executives, on the same day each year.  Under the Statement of Employee Equity Grant Practices (EGP) adopted by the Compensation Committee, the grant date for annual awards to executives and employees is defined as the third business day following the public release of our annual results of operations.  In addition, grants to newly hired executives are made on the first day of the fiscal quarter after hire.  Special purpose grants are effective as of the Friday following the Compensation Committee's formal approval.  The Compensation Committee reserves the right to modify this practice if circumstances warrant.  No award will be deemed made until all material terms, including the type of award, number of shares, grant date, and the identification of each grantee, is determined with finality without the benefit of hindsight.

Newsome Transition Agreement

In October 2013, the Board accepted a transition plan from Mr. Newsome to the position of non-executive Chairman of the Board effective February 2, 2014.  As part of this plan, in January 2014, the Company executed an Executive Transition Agreement and General Release under which Mr. Newsome gave the Company a general release and agreed to terminate certain prior understandings and arrangements with the Company, including an earlier retention agreement providing for advisory services and a post-retirement health benefit.  In lieu of such arrangements and as consideration for applicable releases and terminations, the Company made a one-time payment of $500,000 to Mr. Newsome.  Effective Fiscal 2015, Mr. Newsome is no longer an employee or executive officer of the Company.

Employment and Retention Agreements

There are currently no employment or retention agreements with any executive officer or employee of the Company.

Severance and Change in Control Payments

The Compensation Committee has adopted a Change in Control Severance Agreement (Severance Agreement) for our Named Executive Officers.  If a covered executive's employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control; or (ii) within a six-month period prior to a Change in Control if the executive's termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay the executive a severance payment in the amount equal to one and one half (1.5) times the sum of the executive's covered salary and covered bonus.  The severance shall be paid within thirty (30) days of the executive's termination date or the Change in Control date, whichever is later.  In addition, to the extent the executive has been granted equity compensation under the Company's equity compensation plans, the executive's interest in such awards would become fully exercisable, vested and nonforfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

36  HIBBETT SPORTS® 2016 Proxy Statement

The covered salary for purposes of this Severance Agreement shall mean 1.5 times the highest annual rate of base salary paid to the executive by the Company prior to the termination or resignation of the executive's employment.  The covered bonus for purposes of this Severance Agreement shall mean the average of the actual cash bonuses paid to the executive for the five years prior to the year of the executive's termination or resignation from the Company (or shorter period if the executive has been employed for a shorter period), but not to exceed the target bonus in the year of termination or resignation.

The following table shows the estimated payouts to our NEOs if a Change in Control event occurred on January 30, 2016:

	Named Executive Officer
	Mr. Rosenthal	Mr. Bowman	Ms. Pryor	Mr. Briskin
Salary & Bonus (1)
Covered Salary	$765,000	$502,500	$592,500	$412,500
Covered Bonus	582,623	232,973	340,195	132,714
Cash Payout	1,347,623	735,473	932,695	545,214

Equity Awards (2)
Restricted Stock Units	800,784	238,820	459,888	249,176
Stock Options	--	--	--	--
Total Value of Equity	800,784	238,820	459,888	249,176
Total	$2,148,407	$974,293	$1,392,583	$794,390

Estimated Payout	$2,148,407	$974,293	$1,392,583	$794,390

(1)	Covered salary was based on the highest annual rate of base pay paid to each NEO. Covered bonus was based on a five-year average of bonuses paid for Mr. Rosenthal and Ms. Pryor, four years for Mr. Bowman and two years for Mr. Briskin.

(2)	The value of equity awards was calculated on non-vested awards using the closing price of our stock on January 30, 2016 of $32.16. RSUs were valued at the closing stock price times the number of shares non-vested and do not include unearned PSUs. There were no unvested stock options outstanding on January 30, 2016. As of January 30, 2016, the number of non-vested RSUs and non-vested stock options considered in the calculation above were:

NEO	Non-Vested RSUs
Mr. Rosenthal	24,900
Mr. Bowman	7,426
Ms. Pryor	14,300
Mr. Briskin	7,748

Perquisites and Other Benefits

The Compensation Committee's philosophy is that NEOs should not be treated differently from the general employee population in the design of their benefits, other than one-time or special benefits provided under broader programs, such as relocation.  The Company's overall viewpoint is to offer a compensation package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to our employees, in general.  The NEOs receive the same medical, dental, vision, disability, employee discount, flexible spending options and 401(k) benefits as the broader employee population who qualify.  The perquisites provided to NEOs are also available to other employees, where applicable, and include:

Paid holidays and vacation.  We currently allow six paid holidays.  Based on years of service, our full-time employees can earn up to four weeks of paid vacation per year.  All our NEOs are eligible for four weeks of paid vacation per year, with the exception of Mr. Bowman who is eligible for 2 weeks of paid vacation per year, based on their years of service:

37  HIBBETT SPORTS® 2016 Proxy Statement

Discount on the Company's common stock through the Hibbett Sports, Inc. Employee Stock Purchase Plan (ESPP).  All employees, including our NEOs, who have been employed with the Company over one year and work an average of 20 hours per week, qualify for participation in our ESPP.  The ESPP purchases our common stock each calendar quarter at a discount of 15.0% off the closing price of the lower of the first day of the calendar quarter or the last day of the calendar quarter.  In Fiscal 2016 and currently, Mr. Bowman is the only NEO participating in the ESPP.

Company-paid life insurance.  The Company provides life insurance coverage equal to two times the annual base salary of all full-time employees up to $500,000 with further reductions once an employee reaches age 65 and 70.

Deferred Contribution Benefit Plans.  The Hibbett Sports, Inc. 401(k) Plan is our tax qualified retirement plan where our employees, including our NEOs, are able to make contributions from their cash compensation either pre-tax or post-tax through a ROTH option.  We make matching contributions for all participants equal to 100% of the first 3% of eligible compensation and 50% of the next 3% of eligible compensation for a total possible match of 4.5% of the first 6% of eligible compensation for Fiscal 2016.  All of our NEOs participate in the 401(k) Plan.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan, and also limits the amount of salary and bonus ($265,000 for Fiscal 2016) with respect to matching contributions that can be made under that plan.  Accordingly, we offer our executive officers and other highly compensated employees the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Supplemental 401(k) Plan (Supplemental Plan).  Through Fiscal 2015, contributions under the Supplemental Plan allowed our NEOs and other highly compensated employees to receive the Company match in the same percentage as our other employees.  Beginning in Fiscal 2016, contributions made under the Supplemental Plan were no longer matched by the Company.  Balances in the Supplemental Plan are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company's financial distress such as bankruptcy.  The group of employees eligible for this deferral option includes all our NEOs and only Mr. Rosenthal participated in the Supplemental Plan in Fiscal 2016.  Currently, none of our NEOs participate in the Supplemental Plan.

Executive Voluntary Deferral Plan.  The Company maintains the Hibbett Sports, Inc. Executive Voluntary Deferral Plan (Deferral Plan) which gives key executives of the Company an opportunity to defer, on a pre-tax basis, up to 50% of their base salary and up to 100% of any bonus earned.  All of our NEOs are eligible for participation under this plan.  Currently, none of our NEOs participate in the Deferral Plan.

Flexible Spending Account Plan.  The Company maintains a Flexible Spending Account Plan (FSA) that allows employees to set aside pre-tax amounts for certain out-of-pocket health care and dependent care expenses.  All of our NEOs are eligible for participation under the FSA and all our NEOs with the exception of Mr. Bowman, participated in the FSA in Fiscal 2016.  Currently, only Messrs. Rosenthal and Briskin are participating in the FSA.

See the Summary Compensation Table and related disclosures for more details on specific perquisites applicable to each NEO.

Equity Ownership

The Compensation Committee has adopted stock ownership requirements for our NEOs.  Within four years of any executive officer's hire date or promotion to a covered office, whichever is later, the following equity ownership must be maintained in the amounts indicated:

Office Held	Stock Ownership Requirement
Chief Executive Officer, President	Three (3) times base salary
Senior Vice President	One (1) time base salary

Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc.  Determination of compliance with the requirements is based on the closing price of our common stock on the last business day of the fiscal year for shares of stock owned and all restricted stock units and on the grant date fair value under ASC Topic 718 for vested stock options.  As of our fiscal year ended January 30, 2016, all our NEOs had met their stock ownership requirements.

38  HIBBETT SPORTS® 2016 Proxy Statement

Prohibition on Hedging and Pledging

We have a policy prohibiting our executives and Directors from engaging in hedging and pledging transactions with respect to Company securities.

Trading in Hibbett Sports Inc. Stock Derivatives

It is our policy that our NEOs and Directors may not purchase or sell options on our stock, nor engage in short sales with respect to our common stock.  Also, trading by executives and Directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock is strictly prohibited.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to executive officers to the extent such compensation exceeds $1 million per executive in any year.  Pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "qualified performance-based compensation" such as stock option grants, annual bonus and performance shares which satisfy the specific requirements imposed by Section 162(m).  We have taken steps to provide that these exceptions will apply to a majority but not all of the compensation paid to our executive officers.  We continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements.  It continues to be the Compensation Committee's desire that a majority of the bonus compensation paid to our executive officers under the Bonus Plan qualifies as performance-based compensation and is deductible for federal income tax purposes under Section 162(m).

Financial Restatement and Recoupment

The Board has adopted a Recoupment Policy within its Corporate Governance Guidelines which allows the Board, at its discretion, to seek reimbursement of performance-based compensation, including performance-based equity compensation, from any senior executive, including our NEOs, who has engaged in fraud, willful misconduct, recklessness or gross negligence that has caused or otherwise significantly contributed to the need for a material restatement of the Company's financial statements.  The policy is effective for all performance-based compensation earned after Fiscal 2010.  Bonuses are based on achieved financial targets and are determined based on our audited consolidated financial statements.

The Compensation Committee has the discretion to reduce the amount of performance-based compensation payable to our executives, but has never exercised this right in the past.  However, in Fiscal 2016, the Compensation Committee excluded the effect of a favorable legal settlement of $1.9 million when determining the level of achievement for the EBIT goal.  This exclusion reduced Fiscal 2016 cash bonuses and equity awards which were based on ROIC and 3-year EBIT goals.  It also affected the 3-year EBIT goal set in Fiscal 2014 and Fiscal 2015.  A copy of our Corporate Governance Guidelines is available at www.hibbett.com under "Investor Relations."

39  HIBBETT SPORTS® 2016 Proxy Statement

Annual Compensation of Executive Officers

The following table reports amounts paid during the fiscal years ended January 30, 2016, January 31, 2015 and February 1, 2014 to our NEOs, including equity awards that were granted during the year and other benefits that accrued during the fiscal year.

Summary Compensation Table
For the Fiscal Years Ended January 30, 2016, January 31, 2015 and February 1, 2014
(In dollars)

Name and Principal Position	Year (1)	Salary	Stock Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation (4)	TOTAL
Jeffry O. Rosenthal	2016	$510,000	$610,808	$351,263	$11,925	$1,483,996
Chief Executive Officer	2015	$490,000	$545,664	$429,975	$11,485	$1,477,124
and President	2014	$475,000	$546,006	$352,688	$11,475	$1,385,169

Scott J. Bowman	2016	$335,000	$292,784	$170,013	$11,925	$809,722
Chief Financial Officer and	2015	$320,000	$255,780	$202,800	$11,594	$790,174
Senior Vice President	2014	$310,000	$237,864	$153,450	$6,438	$707,752

Cathy E. Pryor	2016	$395,000	$348,312	$200,463	$11,925	$955,700
Senior Vice President	2015	$376,000	$301,252	$238,290	$11,700	$927,242
of Operations	2014	$365,000	$302,736	$195,731	$11,475	$874,942

Jared S. Briskin (5)	2016	$275,000	$227,160	$129,594	$11,925	$643,679
Senior Vice President and	2015	$225,000	$130,050	$47,358	$9,075	$411,483
Chief Merchant

Note:  The Summary Compensation Table requires a column for Bonus, Option Awards (which requires the fair market value of options awarded) and Change in Pension Value and Nonqualified Deferred Compensation Dollars (which requires the reporting of "above-market" or "preferential" earnings from nonqualified deferred compensation plans) of which there were none.  Therefore, for presentation purposes, these columns were omitted.

(1)  Hibbett Sports Inc.'s fiscal year ends on the Saturday nearest to January 31 of each year.

(2)  The values set forth in this column reflect PSUs granted to all our NEOs, with the exception of Mr. Briskin whose grant for Fiscal 2015 was service-based RSUs.  The valuation method, in accordance with ASC Topic 718, is based on the closing price of our common stock on the date of grant, without considering an estimate for forfeitures.  The values in the table represent the target number of awards established for each NEO.

PSUs awarded by our Compensation Committee to our NEOs are granted based on a percent of their base salary.  The NEOs could earn less or more than the target amount depending on the level of performance achieved.  The awards could also be forfeited upon failure to achieve the minimum performance target.  Mr. Briskin's compensation package was not determined by the Compensation Committee for Fiscal 2015.  The following table sets forth the aggregate grant date fair value for the PSUs awarded assuming the highest level of performance conditions were achieved:
	Fiscal Year
Name	2016	2015	2014
Mr. Rosenthal	$1,221,616	$1,091,328	$1,092,012
Mr. Bowman	$585,568	$511,560	$475,728
Ms. Pryor	$696,624	$602,504	$605,472
Mr. Briskin	$454,320	N/A	N/A

40  HIBBETT SPORTS® 2016 Proxy Statement

Prior to Fiscal 2016, Mr. Briskin's outstanding awards are all service-based and not contingent upon achievement of performance conditions.  Therefore, these are not reflected in the table above.  The following table represents the aggregate grant date fair value of the actual restricted stock awards earned based on actual achievement of performance conditions.

	Fiscal Year
Name	2016	2015	2014
Mr. Rosenthal	$152,702	$272,832	$273,003
Mr. Bowman	$73,196	$127,890	$118,932
Ms. Pryor	$87,078	$150,626	$151,368
Mr. Briskin	$56,790	N/A	N/A

Some of the awards considered in the table are still subject to a service requirement.  Fiscal 2016 and Fiscal 2015 both have awards outstanding and unearned contingent on future performance achievement.

(3)  Non-Equity Incentive Plan Compensation is defined as compensation earned (whether paid during the period or not) based on the achievement of performance criteria that is substantially uncertain at the time it is established and communicated to the executive.

Our executive bonuses are comprised of a Company performance component, which is a percent of base salary and based on performance criteria the Compensation Committee feels is substantially uncertain at the time it is established and communicated to the executive.  The criterion established by the Compensation Committee typically requires an improvement on ratios and earnings from the prior year.  Performance measures are not based on the price of our common stock.  The targeted bonus potential for Fiscal 2016, Fiscal 2015 and Fiscal 2014 was communicated to each executive officer following the March 2015, March 2014 and March 2013 meetings of the Compensation Committee, respectively.  Mr. Briskin's Fiscal 2015 bonus was communicated to him by management during the annual employee appraisal process in March 2014.

(4)  Other compensation is made up of the incremental cost to us of benefits and other perquisites.  For Fiscal 2016, Fiscal 2015 and Fiscal 2014, other compensation consisted solely of the discretionary match under the Company's 401(k) Plan and Supplemental Plan.

(5)  Mr. Briskin was named our Senior Vice President and Chief Merchant effective September 29, 2014.  His Fiscal 2015 compensation was not determined by the Compensation Committee.  Upon his promotion, he received an increase in his base salary to reflect his new responsibilities at the annualized rate represented in the table.  No changes in his Fiscal 2015 bonus plan or equity awards were made pursuant to the promotion.

41  HIBBETT SPORTS® 2016 Proxy Statement

Jeffry O. Rosenthal

Jeffry O. Rosenthal, age 58, has been our Chief Executive Officer and President since March 2010.  Formerly, he served as President and Chief Operating Officer from February 2009 through March 2010 and as Vice President of Merchandising from August 1998 through February 2009.  Prior to joining us, Mr. Rosenthal was Vice President and Divisional Merchandise Manager for Apparel with Champs Sports, a division of Foot Locker, Inc. from 1981 to 1998.

The following table represents the compensation package awarded to Mr. Rosenthal in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2016		Fiscal 2015		Fiscal 2014
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$510,000		$490,000		$475,000
Non-Equity Incentive Plan Compensation
Company Bonus Target (1)	484,500	95.0%	441,000	90.0%	427,500	90.0%
TOTAL Cash Compensation Potential	$994,500	195.0%	$931,000	190.0%	$902,500	190.0%

Restricted Stock Units (2)	12,100		9,600		10,100

(1)  See "Bonus and Non-Equity Incentive Plan Compensation" for a complete discussion of the Company's bonus compensation program.  The Company bonuses for Mr. Rosenthal were based on the Company's EBIT achievements in Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively.  The actual Company bonus earned by Mr. Rosenthal in each of these years based on the Company's achievement of its EBIT goal was:

	Bonus Earned	% to Base Salary
Fiscal 2016	$351,263	68.9%
Fiscal 2015	$429,975	87.8%
Fiscal 2014	$352,688	74.3%

For Fiscal 2016, the Compensation Committee excluded the effect of a favorable legal settlement of $1.9 million when determining the level of achievement for the EBIT goal.  Without this exclusion, Mr. Rosenthal would have earned a bonus of $375,488 or 73.6% of his base salary.

(2)  See "Equity Awards" for a complete discussion on equity awards to our NEOs.  Our equity awards to our NEOs can be earned by achieving the performance goals determined by the Compensation Committee.  For all years presented, half of the equity award was a performance goal established on a 1-year achievement based on ROIC with a 5-year vesting provision.  The other half of the equity award was a performance goal established on a 3-year achievement based on cumulative EBIT for all 3 fiscal years which vests in 3 years.  The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

The table below illustrates the total PSUs awarded to Mr. Rosenthal and the number of PSUs he has earned to-date based on achievement of the stated goals:

	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2016	12,100	3,025	50%	N/A	N/A	6,050
Fiscal 2015	9,600	4,800	100%	N/A	N/A	4,800
Fiscal 2014	10,100	2,525	50%	2,525	50%	--

42  HIBBETT SPORTS® 2016 Proxy Statement

The 6,050 and 4,800 outstanding PSUs are contingent on the achievement of a 3-year cumulative EBIT goal for Fiscal 2016 and Fiscal 2015, respectively.  PSUs have cliff vesting provisions from one to five years from date of grant and upon achievement of performance criteria.

Other Compensation.  Other compensation earned by Mr. Rosenthal is made up of the discretionary match under the Company's 401(k) Plan and Supplemental Plan.  See Perquisites and Other Benefits.

Scott J. Bowman

Scott J. Bowman, age 49, was hired as our Senior Vice President and Chief Financial Officer and Principal Accounting Officer effective July 2012.  Prior to joining us, Mr. Bowman was the Division Chief Financial Officer – Northern Division (Division CFO) of The Home Depot, a large home improvement retailer since June 2006.  Mr. Bowman also served The Home Depot as their Senior Director, Finance – IT from October 2003 through June 2006 prior to his duties as Division CFO.  Prior to his tenure at The Home Depot, he worked in various controller and accounting management positions with Rubbermaid Home Products, a Division of Newell Rubbermaid, Anchor Hocking Glass Company and The Sherwin-Williams Company.

The following table represents the compensation package awarded to Mr. Bowman in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2016		Fiscal 2015		Fiscal 2014
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$335,000		$320,000		$310,000
Non-Equity Incentive Plan Compensation
Company Bonus Target (1)	234,500	70.0%	208,000	65.0%	186,000	60.0%
TOTAL Cash Compensation Potential	$569,500	170.0%	$528,000	165.0%	$496,000	160.0%

Restricted Stock Units (2)	5,800		4,500		4,400

(1)  See "Bonus and Non-Equity Incentive Plan Compensation" for a complete discussion of the Company's bonus compensation program.  The Company bonuses for Mr. Bowman were based on the Company's EBIT achievements in Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively.  The actual Company bonus earned by Mr. Rosenthal in each of these years based on the Company's achievement of its EBIT goal was:

	Bonus Earned	% to Base Salary
Fiscal 2016	$170,013	50.8%
Fiscal 2015	$202,800	63.4%
Fiscal 2014	$153,450	49.5%

For Fiscal 2016, the Compensation Committee excluded the effect of a favorable legal settlement of $1.9 million when determining the level of achievement for the EBIT goal.  Without this exclusion, Mr. Bowman would have earned a bonus of $181,738 or 54.3% of his base salary.

(2)  See "Equity Awards" for a complete discussion on equity awards to our NEOs.  Our equity awards to our NEOs can be earned by achieving the performance goals determined by the Compensation Committee.  For Fiscal 2016 and Fiscal 2015, half of the equity award was a performance goal established on a 1-year achievement based on ROIC with a 5-year vesting provision.  The other half of the equity award was a performance goal established on a 3-year achievement based on cumulative EBIT for all 3 fiscal years which vests in 3 years.  The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

43  HIBBETT SPORTS® 2016 Proxy Statement

The table below illustrates the total PSUs awarded to Mr. Bowman and the number of PSUs he has earned to-date based on achievement of the stated goals:

	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2016	5,800	1,450	50%	N/A	N/A	2,900
Fiscal 2015	4,500	2,250	100%	N/A	N/A	2,250
Fiscal 2014	4,400	1,100	50%	1,100	50%	--

The 2,900 and 2,250 outstanding PSUs are contingent on the achievement of a 3-year cumulative EBIT goal for Fiscal 2016 and Fiscal 2015, respectively.  PSUs have cliff vesting provisions from one to five years from date of grant and upon achievement of performance criteria.

Other Compensation.  Other compensation earned by Mr. Bowman is made up of the discretionary match under the Company's 401(k) Plan.  See Perquisites and Other Benefits.

Cathy E. Pryor

Cathy E. Pryor, age 53, has been our Senior Vice President of Operations since 2012.  Formerly, she served as Vice President of Operations from 1995 to 2012.  She joined our Company in 1988 serving in areas of increasing responsibility including district manager and Director of Store Operations.

The following table represents the compensation package awarded to Ms. Pryor in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2016		Fiscal 2015		Fiscal 2014
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$395,000		$376,000		$365,000
Non-Equity Incentive Plan Compensation
Company Bonus Target (1)	276,500	70.0%	244,400	65.0%	237,250	65.0%
TOTAL Cash Compensation Potential	$671,500	170.0%	$620,400	165.0%	$602,250	165.0%

Restricted Stock Units (2)	6,900		5,300		5,600

(1)  See "Bonus and Non-Equity Incentive Plan Compensation" for a complete discussion of the Company's bonus compensation program.  The Company bonuses for Ms. Pryor were based on the Company's EBIT achievements in Fiscal 2016, Fiscal 2015 and Fiscal 2014, respectively.  The actual Company bonus earned by Ms. Pryor in each of these years based on the Company's achievement of its EBIT goal was:

	Bonus Earned	% to Base Salary
Fiscal 2016	$200,463	50.8%
Fiscal 2015	$238,290	63.4%
Fiscal 2014	$195,731	53.6%

For Fiscal 2016, the Compensation Committee excluded the effect of a favorable legal settlement of $1.9 million when determining the level of achievement for the EBIT goal.  Without this exclusion, Ms. Pryor would have earned a bonus of $214,288 or 54.3% of her base salary.

44  HIBBETT SPORTS® 2016 Proxy Statement

(2)  See "Equity Awards" for a complete discussion on equity awards to our NEOs.  Our equity awards to our NEOs can be earned by achieving the performance goals determined by the Compensation Committee.  For all years presented, half of the equity award was a performance goal established on a 1-year achievement based on ROIC with a 5-year vesting provision.  The other half of the equity award was a performance goal established on a 3-year achievement based on cumulative EBIT for all 3 fiscal years which vests in 3 years.  The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

The table below illustrates the total PSUs awarded to Ms. Pryor and the number of PSUs she has earned based on achievement of the stated goals:

	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2016	6,900	1,725	50%	N/A	N/A	3,450
Fiscal 2015	5,300	2,650	100%	N/A	N/A	2,650
Fiscal 2014	5,600	1,400	50%	1,400	50%	--

The 3,450 and 2,650 outstanding PSUs are contingent on the achievement of a 3-year cumulative EBIT goal for Fiscal 2016 and Fiscal 2015, respectively.  PSUs have cliff vesting provisions from one to five years from date of grant and upon achievement of performance criteria.

Other Compensation.  Other compensation earned by Ms. Pryor is made up of the discretionary match under the Company's 401(k) Plan.  See Perquisites and Other Benefits.

Jared S. Briskin

Jared S. Briskin, age 43, was appointed our Senior Vice President and Chief Merchant in September 2014.  Formerly, he served as Vice President/Divisional Merchandise Manager of Footwear and Equipment from March 2010 through September 2014 and Vice President/Divisional Merchandise Manager of Apparel and Equipment from June 2004 through March 2010.  Prior to his appointment to Vice President in 2004, Mr. Briskin held various merchandising positions across multiple categories since joining the Company in April 1998.

Because he was appointed to his current position in September 2014, the Compensation Committee did not determine his compensation package for Fiscal 2015.  Upon his appointment, he received an increase in his base salary; however, there were no changes to his bonus plan and equity awards.

The following table represents the compensation package awarded to Mr. Briskin by management in Fiscal 2016 and Fiscal 2015, regardless of whether ultimately achieved or obtained:

	Fiscal 2016		Fiscal 2015
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$275,000		$225,000
Non-Equity Incentive Plan Compensation
Company Bonus Target (1)	178,750	65.0%	61,875	27.5%
TOTAL Cash Compensation Potential	$453,750	165.0%	$286,875	127.5%

Restricted Stock Units (2)	4,500		2,288

45  HIBBETT SPORTS® 2016 Proxy Statement

(1)  See "Bonus and Non-Equity Incentive Plan Compensation" for a complete discussion of the Company's bonus compensation program.  The Company bonus for Mr. Briskin in Fiscal 2016 was based on the Company's EBIT achievements in Fiscal 2016.  The actual Company bonus earned by Mr. Briskin in Fiscal 2016 based on the Company's achievement of its EBIT goal was $129,591 or 47.1% of his base salary.  For Fiscal 2016, the Compensation Committee excluded the effect of a favorable legal settlement of $1.9 million when determining the level of achievement for the EBIT goal.  Without this exclusion, Mr. Briskin would have earned a bonus of $138,531 or 50.4% of his base salary.

Mr. Briskin's Fiscal 2015 bonus plan consisted of a variety of Company performance targets and was broken into quarterly and annual goals.  The quarterly goals were based on quarterly gross margin return on investment (GMROI) in his area of responsibility and total retail sales.  Both these metrics were based on the overall merchant plan for the Company.  The annual goals were based on aged inventory percentage, annual GMROI, new store performance and EBIT.  Each goal was defined in his bonus plan and communicated to him.  In addition, in order to be eligible for the annual bonus, Mr. Briskin had to complete defined visits with regional sales managers and work at least one day in one of our retail stores.  The actual bonus earned for Fiscal 2015 by Mr. Briskin was $47,358.

(2)  See "Equity Awards" for a complete discussion on equity awards to our NEOs.  Our equity awards to our NEOs can be earned by achieving the performance goals determined by the Compensation Committee.  For Mr. Briskin, half of the equity award was a performance goal established on a 1-year achievement based on ROIC with a 5-year vesting provision in Fiscal 2016.  The other half of the equity award was a performance goal established on a 3-year achievement based on cumulative EBIT for all 3 fiscal years which vests in 3 years.  The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

The table below illustrates the total PSUs awarded to Mr. Briskin and the number of PSUs he has earned based on achievement of the stated goals:

	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2016	4,500	1,125	50%	N/A	N/A	2,250

The 2,250 outstanding PSUs are contingent on the achievement of a 3-year cumulative EBIT goal for Fiscal 2016.  PSUs have cliff vesting provisions from one to five years from date of grant and upon achievement of performance criteria.

The equity award to Mr. Briskin in Fiscal 2015 was a service-based restricted stock unit grant and was not tied to performance.  Employee time-based RSUs cliff vest in four years.

Other Compensation.  Other compensation earned by Mr. Briskin is made up of the discretionary match under the Company's 401(k) Plan.  See Perquisites and Other Benefits.

46  HIBBETT SPORTS® 2016 Proxy Statement

Grants of Plan-Based Awards Table

The following table provides additional detail regarding stock options and other equity awards (such as restricted stock and restricted stock units) granted during the last fiscal year and amounts payable under other compensation plans (such as long-term incentive awards that are payable in cash or stock):

Grants of Plan-Based Awards
For the Fiscal Year Ended January 30, 2016

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Fair Value of Equity Award on Date of Grant
Executive	Grant Date	Approval Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	($)(4)
Rosenthal	3/17/15	3/12/15	$305,404	$610,808	$1,221,616	6,050	12,100	24,200	$610,808
Bowman	3/17/15	3/12/15	$146,392	$292,784	$585,568	2,900	5,800	11,600	$292,784
Pryor	3/17/15	3/12/15	$174,156	$348,312	$696,624	3,450	6,900	13,800	$348,312
Briskin	3/17/15	3/12/15	$113,580	$227,160	$454,320	2,250	4,500	9,000	$227,160

Note:  No stock option awards or other stock awards were granted in Fiscal 2016 to our NEOs, therefore the columns applicable to option and other stock awards are not presented in this table.

(1)	Estimated possible payouts under non-equity incentive plan awards represent the cash bonus subject to performance conditions. The amounts presented represent the minimum amount that could be earned (threshold) assuming a certain level of required performance under the plan, the target amount awarded and the maximum amount that could be earned. The entire cash bonus was based on an EBIT goal for Fiscal 2016 for all NEOs listed. The EBIT goal was achieved and paid in March 2016 and is reflected in the Summary Compensation Table. See Note 3 under the Summary Compensation Table.

(2)	Estimated future payouts under equity incentive plan awards consist of those equity awards with performance conditions. The amounts presented represent the minimum award (threshold) that could be earned assuming a certain level of required performance under the plan, the target amount that was awarded and the maximum award that could be earned assuming the equity award value when earned equaled the fair value on the date of grant.

The Fiscal 2016 PSUs awarded to the NEOs were tiered with cliff vesting on the third and fifth anniversary of the date of grant and contingent on the achievement of specified performance criteria over the next three fiscal years.  One-half of the award was based on performance criteria for Fiscal 2016 and was certified by the Compensation Committee as having been achieved and has a five year cliff vesting provision.  The remaining half of the award will be certified, if performance achieved, and will cliff vest on the third anniversary of the date of grant.

(3)	The approval date represents the date the awards were approved by our Compensation Committee.

(4)	Fair value of equity award on date of grant is determined under the provisions of ASC Topic 718. All of the equity awards granted in Fiscal 2016 were in the form of RSUs and were valued at the closing price of our common stock on the date of grant or $50.48 on March 17, 2015.

47  HIBBETT SPORTS® 2016 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information on each outstanding equity award held by our NEOs at the end of our fiscal year ended January 30, 2016, including the number of securities underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option:

Outstanding Equity Awards at Fiscal Year-End
For the Fiscal Year Ended January 30, 2016

		Stock Awards
NEO		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Mr. Rosenthal	(1)	9,600	308,736	--	--
	(2)	2,425	77,988	--	--
	(3)	5,050	162,408	--	--
	(4)	4,800	154,368	4,800	154,368
	(5)	3,025	97,284	6,050	194,568

Mr. Bowman	(3)	2,200	70,752	--	--
	(4)	2,250	72,360	2,250	72,360
	(5)	1,450	46,632	2,900	93,264
	(6)	1,526	49,076	--	--

Ms. Pryor	(1)	5,775	185,724	--	--
	(2)	1,350	43,416	--	--
	(3)	2,800	90,048	--	--
	(4)	2,650	85,224	2,650	85,224
	(5)	1,725	55,476	3,450	110,952

Mr. Briskin	(5)	1,125	36,180	2,250	72,360
	(7)	2,115	68,018	--	--
	(8)	2,220	71,395	--	--
	(9)	2,288	73,582	--	--

Note:  There are no stock options outstanding for any of our NEOs.  Columns associated with stock options have been omitted for presentation purposes.  All values are shown at the closing price of $32.16 as of January 30, 2016.

(1)	Restricted stock units awarded March 16, 2011 under the EIP subject to performance criteria based on a Company ROIC goal for Fiscal 2012 subject to a five year vesting condition. The performance criteria was achieved in Fiscal 2012 and represents an achievement of 150% of the award granted for all executives and which vested on the fifth anniversary of the date of grant or March 16, 2016.

(2)	Restricted stock units awarded March 13, 2012 under the EIP subject to performance criteria based on a Company ROIC goal for Fiscal 2013 subject to a five year vesting condition. The performance criterion was achieved in Fiscal 2013 for the ROIC goal and represents an achievement of 50% of the award granted for all executives and which will vest on the fifth anniversary of the date of grant or March 13, 2017.

48  HIBBETT SPORTS® 2016 Proxy Statement

(3)	Restricted stock units awarded March 19, 2013 under the EIP subject to performance criteria based on a Company ROIC goal for Fiscal 2014 subject to a five year vesting condition and a cumulative Company EBIT goal for Fiscal 2014 through Fiscal 2016 subject to a three year vesting condition. The performance criteria was achieved in Fiscal 2014 for the ROIC goal and represents an achievement of 50% of the award granted for all executives and which will vest on the fifth anniversary of the date of grant or March 19, 2018. The performance criteria was achieved in Fiscal 2016 for the EBIT goal and represents and achievement of 50% of the award granted for all executives and which vested on the third anniversary of the date of grant or March 19, 2016.

(4)	Restricted stock units awarded March 18, 2014 under the EIP subject to performance criteria based on a Company ROIC goal for Fiscal 2015 subject to a five year vesting condition and a cumulative Company EBIT goal for Fiscal 2015 through Fiscal 2017 subject to a three year vesting condition. The performance criteria was achieved in Fiscal 2015 for the ROIC goal and represents an achievement of 100% of the award granted for all executives and which will vest on the fifth anniversary of the date of grant or March 18, 2019.

(5)	Restricted stock units awarded March 17, 2015 under the EIP subject to performance criteria based on a Company ROIC goal for Fiscal 2016 subject to a five year vesting condition and a cumulative Company EBIT goal for Fiscal 2016 through Fiscal 2018 subject to a three year vesting condition. The performance criteria was achieved in Fiscal 2016 for the ROIC goal and represents an achievement of 50% of the award granted for all executives and which will vest on the fifth anniversary of the date of grant or March 17, 2020.

(6)	Restricted stock units awarded on July 29, 2012 under the EIP which cliff vest on the fifth anniversary of the date of grant or July 29, 2017. The award is not subject to any performance criteria.

(7)	Restricted stock units awarded on March 13, 2012 under the EIP which vested on the fourth anniversary of the date of grant or March 13, 2016. The award is not subject to any performance criteria.

(8)	Restricted stock units awarded on March 19, 2013 under the EIP which cliff vest on the fourth anniversary of the date of grant or March 19, 2017. The award is not subject to any performance criteria.

(9)	Restricted stock units awarded on March 18, 2014 under the EIP which cliff vest on the fourth anniversary of the date of grant or March 18, 2018. The award is not subject to any performance criteria.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table reflects amounts realized by our NEOs on each option that was exercised and each stock award that vested during the year:

Option Exercises and Stock Vested in Fiscal Year 2016

	Option Awards		Stock Awards
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Rosenthal	--	$--	20,650	$1,044,110
Mr. Bowman	--	$--	--	$--
Ms. Pryor	--	$--	13,600	$687,473
Mr. Briskin	--	$--	3,199	$156,591

The values shown for restricted stock were calculated by multiplying the number of shares vested by the price of our stock at the end of the business day vested.  These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

49  HIBBETT SPORTS® 2016 Proxy Statement

Pension Benefits Table

The Pensions Benefits Table is intended to disclose the actuarial present value of each NEO's accumulated benefit under each pension plan, assuming benefits are paid at normal retirement age based upon current levels of compensation.  We do not currently offer a pension benefit plan or defined benefit-type plan arrangement to any of our employees, including our executive officers.  Therefore, this table is not included.

Nonqualified Deferred Compensation

The following table discloses the annual contributions made by our NEOs and Company under nonqualified defined contribution plans during the year:

Nonqualified Deferred Compensation in Fiscal Year 2016 (1)

NEO	Executive Contributions in Last Fiscal Year ($) (2)	Registrant Contributions in Last Fiscal Year ($) (3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Rosenthal	$18,384	$5,761	$(19,296)	$--	$354,281
Mr. Bowman	$--	$9,886	$(1,156)	$--	$32,672
Ms. Pryor	$--	$7,423	$(2,503)	$--	$109,837
Mr. Briskin	$--	$6,763	$(2,611)	$--	$47,951

(1)	Amounts set forth in this table reflect amounts deferred and contributed under the Hibbett Sports, Inc. Supplemental 401(k) Plan (Supplemental Plan).

Our Board of Directors adopted the Supplemental Plan for the purpose of supplementing the employer matching contribution and salary deferral opportunity available to highly compensated employees whose ability to receive Company matching contributions and defer salary under our existing 401(k) Plan has been limited because of certain restrictions applicable to qualified plans.  The nonqualified deferred compensation Supplemental Plan allows participants to defer up to 40% of their compensation.  Effective Fiscal 2016, with the adoption of the Safe Harbor provisions under our 401(k) Plan, contributions to the Supplemental Plan are no longer subject to matching provisions.

The Supplemental Plan is administered on a calendar year basis.  Contributions are held in trust and are invested based on the individual's investment directive for both plans.

(2)	Of our NEO's, only Mr. Rosenthal participated in the Supplemental Plan in calendar year 2015.

(3)	Registrant contributions represent the match for Fiscal 2015 deposited in the participant's accounts in March 2015.

Future Planning

For Fiscal 2017, the Compensation Committee established target bonuses and performance goals for its NEOs, consistent with past practices.  The following pay structure was set by our Compensation Committee for our NEOs for Fiscal 2017:

NEO	Base Pay	Bonus Goal (% of Base Pay)	Equity Goal (% of Base Pay)
Mr. Rosenthal	$515,000	100%	100%
Mr. Bowman	$340,000	75%	75%
Ms. Pryor	$400,000	75%	75%
Mr. Briskin	$300,000	75%	75%

50  HIBBETT SPORTS® 2016 Proxy Statement

Fiscal 2017 Annual Cash Bonus

Consistent with the bonus structure of Fiscal 2016, the Company performance goal for Fiscal 2017 is based on EBIT.  The Compensation Committee believes that it was in the Company's best interest to base all the NEOs' bonuses on Company performance.  The bonus, based on the percentage EBIT achieved in Fiscal 2017, can range from a payout of 0.0% to 150.0% of the target award.

Individual goals are used to evaluate executives annually and are considered in connection with the determination of base salary for each NEO.  The performance appraisals for our Senior Vice Presidents are conducted by our CEO and the performance appraisal for our CEO is performed by the Compensation Committee.  All the performance appraisals are reviewed by the Compensation Committee and considered when determining each NEO's compensation package.  All incentive bonuses were established under the Bonus Plan.

Fiscal 2017 Equity Awards

For Fiscal 2017, the Compensation Committee awarded performance-based restricted stock units that cliff vest in three years to all our NEOs.  Each NEO received a total award based on 75.0% to 100.0% of their base salary.  All RSU awards were based on 80% of the 30-day trailing average of our stock price as of March 15, 2016.  The Compensation Committee may exercise negative discretion on all performance-based compensation.

Consistent with Fiscal 2016, the Compensation Committee approved a tiered structure for the award of restricted stock units for Fiscal 2017.  The awards are separated into two stand-alone grants, each based on a specific performance target.  Half of the award is subject to a ROIC goal for Fiscal 2017 and, if achieved, will cliff vest three years from the date of grant.  The remaining half is subject to the achievement of a cumulative EBIT goal for Fiscal 2017 through Fiscal 2019.  If achieved, the awards will cliff vest three years from the date of grant.  The achievement or failure to achieve any of the goals does not affect the ability to achieve the other goal.  For both awards, the percentage of units that vest depends on the percentage of each goal achieved at the end of the performance period and can range from 0.0% to 200.0% of the target award.

51  HIBBETT SPORTS® 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of as of March 29, 2016, by each person (or group with the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company's common stock.

Name and Address of 5% Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
FMR LLC (3) 245 Summer Street Boston, MA 02210	3,574,348	15.7%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	2,166,028	9.5%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	1,815,260	8.0%
Neuberger Berman Group LLC (6) 605 Third Avenue New York, NY 10158	1,619,864	7.1%
Boston Partners (7) One Beacon Street, 30th Floor Boston, MA 02108	1,374,517	6.0%
Arrowpoint Asset Management, LLC (8) 100 Fillmore Street, Suite 325 Denver, CO 80206	1,169,314	5.1%

(1)	As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Information in the table is based on Schedule 13G or 13G/A filings as of December 31, 2015.

(2)	Percent of class is based on 22,844,558 shares of Company common stock outstanding at March 29, 2016.

(3)	Shares over which FMR LLC, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on January 11, 2016.

(4)	Shares over which BlackRock, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on January 26, 2016.

(5)	Shares over which The Vanguard Group, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 11, 2016.

(6)	Shares over which Neuberger Berman Group LLC, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 9, 2016.

(7)	Shares over which Boston Partners, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 12, 2016.

(8)	Shares over which Arrowpoint Asset Management, LLC, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 16, 2016.

52  HIBBETT SPORTS® 2016 Proxy Statement

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 29, 2016, by our Directors, Principal Executive Officer, Principal Financial Officer and our NEOs.

	Number of Shares or Units
Beneficial Owner	Common Stock	Stock Equivalent Units	Options Exercisable Within 60 Days	Total Percent of Class
Jane F. Aggers	6,506	4,849	19,073	*
Scott J. Bowman	2,101	--	--	*
Jared S. Briskin	3,541	--	--	*
Anthony F. Crudele	4,473	10,316	--	*
Terrance G. Finley	--	--	35,580	*
Albert C. Johnson	3,837	2,365	29,092	*
Carl Kirkland	--	--	45,580	*
Michael J. Newsome	52,634	7,248	--	*
Ralph T. Parks	9,441	--	5,000	*
Cathy E. Pryor	24,608	--	--	*
Jeffry O. Rosenthal	76,987	--	--	*
Thomas A. Saunders III	81,704	--	108,024	*
Alton E. Yother	--	8,441	31,331	*

All Directors and Executive Officers as a Group (13 Persons)	265,832	33,219	273,680	2.5%
* Less than one percent (1.0%)

As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security.  Total percent of class is based on 22,844,558 shares of Company common stock outstanding at March 29, 2016.  A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND LEGAL PROCEEDINGS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and certain of our officers to file reports of stock ownership and changes in ownership (Forms 3, 4 and 5) in Hibbett Sports, Inc. shares with the SEC.  Based solely upon a review of copies of Forms 3, 4 and 5 for the fiscal year ended January 30, 2016, we believe that all our executive officers, Directors and other Section 16 officers complied with all filing requirements on a timely basis, with the exception of one late filing on Form 4.  Due to administrative oversight by the Company, a Form 4 that was due March 19, 2015 relating to Ms. Aggers' Fiscal 2016 annual Director grant was filed with the SEC on June 5, 2015 immediately upon discovery of the oversight.

Related Person Transactions

We have written procedures in place to identify material related party transactions, including a quarterly survey of senior management and other key employees.  Potential related party transactions and relationships are evaluated quantitatively and qualitatively.  Quarterly, as part of our Sarbanes-Oxley compliance, we consider all potential related party transactions and potential conflicts of interest.  Information is gathered and maintained by our Vice President and Chief Accounting Officer and is communicated quarterly to the Audit Committee.  Annually, a detailed Director and Officer's (D&O) Questionnaire, is prepared and distributed to all standing Directors and NEOs.  The D&O Questionnaire is certified by the Director or NEO and reviewed by Company counsel.

53  HIBBETT SPORTS® 2016 Proxy Statement

As prescribed in their Board-approved charter, the Audit Committee is responsible for reviewing and approving all related party transactions that are required to be disclosed under Item 404 of Regulation S-K.  In addition, the Audit Committee and Board review related party transactions to ensure that prescribed levels of materiality are not violated and independent judgment is not adversely affected.

The Company leases one store under a lease arrangement with AL Florence Realty Holdings 2010, LLC, a wholly-owned subsidiary of Books-A-Million, Inc., (BAMM).  One of our Directors, Terrance G. Finley is an executive officer of BAMM and another Director, Albert C. Johnson, is a former Director of BAMM.  Minimum annual lease payments are $0.1 million, if not in co-tenancy and the lease termination date is February 2017.  In Fiscal 2015, Fiscal 2014 and Fiscal 2013, minimum annual lease payments were $0.1 million.  Minimum annual lease payments remaining under this lease at January 30, 2016 were $0.1 million.  We believe that the terms of this lease are comparable to, or more favorable than the terms that would have been obtained in an arms-length transaction with an unaffiliated party.  The lease was filed as Exhibit 10.1 to our Annual Report on Form 10-K filed with the SEC on March 26, 2012.

Until his retirement in April 2008, Alton E. Yother was the Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation which participates in one of our credit facilities.  There were 36 days during Fiscal 2016, where we incurred borrowings against our credit facilities for an average and maximum borrowing of $12.9 million and $28.4 million, respectively, and correlating interest expense of $29,000.  We did not have any debt outstanding on our credit facility with Regions Bank in Fiscal 2015.  As of the January 30, 2016 and January 31, 2015, we had no debt outstanding on our credit facility with Regions Bank.

The Board of Directors has determined that none of the relationships described above prejudices the independence of these Directors and does not violate the definition of independence of other listing standards of the NASDAQ Stock Market.  The Company did not have any loans or other extensions of credit outstanding to any of its Directors or executive officers during Fiscal 2016.

Legal Proceedings

As of the date of this filing, we are not aware of any pending legal proceedings in which any of our executive officers or members of our Board of Directors may have a material interest adverse to the Company.

AUDIT MATTERS

The Audit Committee of the Company's Board of Directors is comprised of independent Directors as required by the listing standards of the NASDAQ Stock Market.  The Audit Committee operates pursuant to a written Charter adopted by the Board of Directors and is available at www.hibbett.com under "Investor Relations."

Fees Paid to KPMG LLP

The table below presents the aggregate fees billed by KPMG for professional services rendered in connection with the integrated audit of our annual consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended January 30, 2016 and January 31, 2015, and the review of our quarterly condensed consolidated financial statements set forth in our Quarterly Reports on Form 10-Q for each of our quarters during the two fiscal years then ended, as well as fees paid to our independent registered public accounting firm for audit-related work:

	Fiscal Year
	2016	2015
Audit fees	$430,950	$418,000
Audit-related fees	39,000	35,000
Tax fees	--	--
All other fees	1,650	--
Total fees paid to KPMG LLP	$471,600	$453,000

54  HIBBETT SPORTS® 2016 Proxy Statement

Audit Fees.  Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, including audit of the internal control over financial reporting, the review of our quarterly condensed consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees.  Audit-related fees represent fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including fees related to employee benefit plan audits.

Tax Fees.  Tax fees typically include fees in the areas of tax compliance, tax planning and tax consultation.  We do not generally request such services from our independent registered public accounting firm.

Other Fees.  All other fees reflect an annual license fee for an on-line accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving services and fees and overseeing the work of the independent registered public accounting firm (Auditors).  The Audit Committee has established pre-approval policies and procedures for all audit and permissible non-audit services provided by the Auditors.

Prior to engagement of the Auditors for the next year's audit, a list of services and related fees expected during that year is presented to the Audit Committee for approval.  The Audit Committee pre-approves these services, and the fees are budgeted.  During the year, circumstances may arise when it may become necessary to engage the Auditors for additional services not contemplated in the original pre-approved budget.  In those instances, the Audit Committee requires specific pre-approval before engaging the Auditors.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the services rendered by our Auditors during our most recent fiscal year are compatible with maintaining their independence.  Our Auditors did not perform any services that were not related to audit functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements, management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's evaluation of the Company's system of internal control over financial reporting included in the Annual Report on Form 10-K with management and with the independent registered public accounting firm.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.   The Audit Committee discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16.

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and our Company.  The Audit Committee has received all written disclosures and letters from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG LLP their independence.  The Audit Committee also considered the compatibility of non-audit services with the independent registered public accounting firm's independence.

55  HIBBETT SPORTS® 2016 Proxy Statement

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Company's Board of Directors:

Jane F. Aggers, Chairman; Anthony F. Crudele;
Terrance G. Finley; Albert C. Johnson; Ralph T. Parks; Alton E. Yother

The Audit Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

56  HIBBETT SPORTS® 2016 Proxy Statement

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The terms of Carl Kirkland, Michael J. Newsome and Thomas A. Saunders III, our Class II Directors, will expire at the 2016 Annual Meeting of Stockholders.  For the 2016 Annual Meeting, the Board has nominated two Directors for election to serve as Class II Directors.  This reduction in Class II Director nominees from three to two is the result of the Board's March 2016 determination, in connection with two Directors' preference not to stand for re-election, to reduce the size of the Board from ten Directors to eight and to reapportion Directors among the three classes to make the number of Directors in each class approximately equal.  For additional information regarding the reduction in the size of the Board and the reapportionment of Directors among the three classes of directorships, see "Our Corporate Governance Principles – Size of the Board of Directors" on page 10 of this proxy statement.

The reduction in the size of the Board and the reapportionment of directorships among the three classes is effective immediately prior to the convening of the 2016 Annual Meeting.  The changes to the Board size and classification can be summarized as follows:

Class of Director	Term Expiration	Current Directors (10)	Reapportioned Directors (8)
I	2018 Annual Meeting of Stockholders	Jane F. Aggers	Jane F. Aggers
		Terrance G. Finley	Terrance G. Finley
		Jeffry O. Rosenthal	Jeffry O. Rosenthal
Alton E. Yother*

II	2016 Annual Meeting of Stockholders	Carl Kirkland**	Michael J. Newsome (nominee)
		Michael J. Newsome	Alton E. Yother (nominee)
Thomas A. Saunders III**

III	2017 Annual Meeting of Stockholders	Anthony F. Crudele	Anthony F. Crudele
		Albert C. Johnson	Albert C. Johnson
		Ralph T. Parks	Ralph T. Parks

*  Mr. Yother will resign as a Class I Director effective immediately prior to the convening of the 2016 Annual Meeting to coincide with the elimination of his Class I directorship.  Mr. Yother is a nominee for election as a Class II Director at the 2016 Annual Meeting.
** Messrs. Kirkland and Saunders are not seeking re-election to the Board and one of these directorships is being eliminated from Class II.

The Board proposes the election of Messrs. Newsome and Yother as Class II Directors at the 2016 Annual Meeting of Stockholders.  If elected, Messrs. Newsome and Yother will hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2019 and until their successors are duly elected and qualified.  Proxies may not be voted for a greater number of persons than the nominees named herein.

The remaining six incumbent Directors previously elected to Class I and Class III will continue in office following the 2016 Annual Meeting and until their terms expire at the Annual Meetings of Stockholders in 2018 and 2017, respectively.

Messrs. Newsome and Yother have indicated their willingness to serve as Directors.  If they become unable to stand for election, the persons named in the proxy will vote for any substitute nominees proposed by the Board of Directors.

57  HIBBETT SPORTS® 2016 Proxy Statement

Vote Required

A Director will be elected, so long as a quorum is present, if he receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.  Abstentions shall have the effect of a vote against a nominee. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the election of directors and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE "FOR" THE NOMINEES FOR DIRECTOR.

58  HIBBETT SPORTS® 2016 Proxy Statement

PROPOSAL NUMBER 2

RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We seek stockholder input into the selection of the independent registered public accounting firm (Independent Auditors).  The firm of KPMG LLP (KPMG) has been selected by the Audit Committee to be our Independent Auditors for Fiscal 2017.  Further information about the services provided by and fees paid to KPMG appears on page 54.

Although we are not required to seek stockholder approval of this selection, the Board has determined it to be sound corporate governance practice to submit the selection of the Independent Auditor to a non-binding vote of our stockholders.  The results of such vote could provide the Audit Committee with useful information about stockholder views on the Audit Committee's choice of the Independent Auditors.  If our stockholders disapprove of the selection of KPMG, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the selection of KPMG for the fiscal year ending February 3, 2018, since it would be impracticable to replace our independent auditors so late in our current fiscal year.

Accordingly, we present the following advisory proposal for stockholder approval:

"Resolved, that the stockholders ratify the selection of KPMG as the Company's Independent Auditors for Fiscal 2017."

Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.  The Audit Committee selected KPMG as our Independent Auditors for Fiscal 2017 at their March 9, 2016 meeting.

Vote Required

The proposed resolution will be deemed approved at the meeting, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.  Abstentions shall have the effect of a vote against the proposal.  A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

59  HIBBETT SPORTS® 2016 Proxy Statement

PROPOSAL NUMBER 3

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.  The Company asks that you cast an advisory vote FOR the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K on pages 40 to 51.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

"RESOLVED, that the stockholders of Hibbett Sports, Inc. (Company) approve the compensation of the Company's executive officers named in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2016 Annual Meeting of the Company's stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables)."

The Compensation Discussion and Analysis, beginning on page 28, describes the Company's executive compensation programs and the compensation decisions made by the Compensation Committee and the Board of Directors in Fiscal 2016 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table on page 40 (referred to as the "Named Executive Officers").  As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned "Executive Summary," the key principle underlying the Compensation Committee's compensation philosophy is pay for performance.  Of the total compensation awarded to the Company's Named Executive Officers in Fiscal 2016, 57%-66% is performance-based, with incentive award payouts varying based on the Company's business performance for both the cash bonus potential and equity award potential.  We believe basing incentive payments on Company performance goals that are both short-term and long-term, promotes strong and consistent performance year after year.

For this reason, the Board is asking you to support this proposal.  Because your vote is advisory, it will not be binding on the Board.  However, the Board and the Compensation Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

Approval

So long as a quorum is present, the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required to approve this non-binding proposal.  Abstentions shall have the effect of a vote against the proposal.  Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

60  HIBBETT SPORTS® 2016 Proxy Statement

PROPOSAL NUMBER 4

APPROVAL OF THE 2016 EXECUTIVE OFFICER CASH BONUS PLAN

The Board has adopted, subject to stockholder approval, the Hibbett Sports, Inc. 2016 Executive Officer Cash Bonus Plan (2016 Bonus Plan) to provide annual cash incentive bonuses to certain eligible executives.  If approved by stockholders, the 2016 Bonus Plan will be effective for the current fiscal year that commenced January 31, 2016.   The 2016 Bonus Plan will replace the 2006 Executive Officer Cash Bonus Plan (2006 Bonus Plan) that expires in January 2017.  We do not expect to make new awards under the 2006 Bonus Plan.

Reasons to Approve the 2016 Bonus Plan

The purpose of the 2016 Bonus Plan is to enhance the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote our Company's success.  The 2016 Bonus Plan is also intended to satisfy the requirements for "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code.

The 2016 Bonus Plan has been designed to qualify bonuses awarded under the 2016 Bonus Plan, to the extent practicable and in our best interest, as "qualified performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee and the Board of Directors recognize, however, that there may be business considerations that dictate that they grant annual cash bonus awards that may not be deductible under Section 162(m) of the Internal Revenue Code.

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 paid in any one year to a public corporation's covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code (or another exemption is met).  Covered employees include the Chief Executive Officer and our three other most highly compensated executive officers as of the last day of the taxable year other than our Chief Financial Officer.

In order for awards under the 2016 Bonus Plan to be considered "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code, our stockholders must approve the material terms of the performance goals and award limits under the 2016 Bonus Plan and must re-approve these terms every five years. For the purposes of Section 162(m), the material terms of the performance goals include (a) the employees eligible to receive compensation under the 2016 Bonus Plan, (b) a description of the business criteria on which the performance goal is based and (c) the maximum award that can be paid to an employee under the performance goal.  Each of these aspects of the 2016 Bonus Plan is discussed below under the heading "Material Terms of the 2016 Bonus Plan." Our stockholders approved performance measures under the 2006 Plan in 2011 as part of the five year re-approval of the 2006 Bonus Plan.  The 2016 Bonus Plan has not altered any of the material terms of the of the performance goals under the 2006 Bonus Plan, except to provide that performance goals may be set with respect to one or more eligible executives, the Company as a whole or a business unit of the Company, and that incentive bonuses are subject to recoupment as may be required by applicable laws, regulations, exchange listing requirements or Company policies.

The rules and regulations promulgated under Section 162(m) of the Internal Revenue Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and/or deductible by us.  A number of requirements must be met under Section 162(m) of the Internal Revenue Code in order for particular compensation to so qualify for the exception such that there can be no assurance that qualified performance-based compensation under the 2016 Bonus Plan will be fully deductible under all circumstances.

61  HIBBETT SPORTS® 2016 Proxy Statement

The Board believes that the 2016 Bonus Plan serves the Company's interests by focusing management's attention on the achievement of those goals that the Board, through the Compensation Committee, determines to be strategically and operationally important for the Company.  Accordingly, the Board of Directors recommends that our shareholders approve the 2016 Bonus Plan, a copy of which is set forth in Appendix A to this Proxy Statement.  If this proposal is not approved by our stockholders, we may continue to grant cash bonuses, but certain bonuses to executive officers will not be considered as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and may therefore not be fully tax deductible.

Material Terms of the 2016 Bonus Plan

The following is a summary of the principal features of the 2016 Bonus Plan.  This summary does not purport to be a complete description of all of the provisions of the 2016 Bonus Plan and is qualified in its entirety by reference to the full text of the 2016 Bonus Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Administration.  The Compensation Committee of the Board or another committee (consisting of at least two directors, each of whom shall be an "outside director" within the meaning of Section 162(m)) appointed by the Board administers the 2016 Bonus Plan.  In administering the plan, the Compensation Committee has full power and authority to interpret the terms and provisions of the plan and to establish, adjust, pay or decline to pay bonuses under the plan.

Eligible Executives.  Participation in the plan is limited to "Eligible Executives," which is defined as the Company's Chief Executive Officer and any other executive officer of the Company or a subsidiary whom the Compensation Committee determines, in its discretion, is or may be a "covered employee" under Section 162(m) of the Internal Revenue Code.

Performance Measures and Goals.  Payment of cash bonus awards to Eligible Executives under the 2016 Bonus Plan (an "Incentive Bonus") is conditioned upon the attainment of pre-established annual performance goals designated by the Compensation Committee.  The performance goals are determined by reference to one or more of the following performance measures, as selected by the Compensation Committee:

•      sales increases (including comparable store sales);
•      profits and earnings on a pre-tax or post-tax basis (including operating income, EBIT and EBITDA);
•      cash (such as cash flow, cash generation or other cash measures);
•      stockholder value or total stockholder return (such as stock price appreciation);
•      financial condition or liquidity;
•      financial return measures (such as return on assets, capital, equity or sales);
•      market share measures;
•      improvements in capital structure;
•      expenses (such as operating expense, expense management, expense ratio, expense efficiency ratios);
•      business expansion or consolidation (such as acquisitions and divestitures);
•      internal rate of return or increase in net present value;
•      working capital targets (such as those relating to inventory and/or accounts receivable);
•      productivity improvement; or
•      inventory measures (such as turns, reduction or shrink).

These goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any appropriate measures over a period of time.  Such goals may be set with respect to one or more Eligible Executives, the Company as a whole or a business unit of the Company.  More than one performance program may be established by the Compensation Committee.  Such programs may operate concurrently or for varied periods of time, and a participant may participate in more than one program at the same time.

62  HIBBETT SPORTS® 2016 Proxy Statement

Establishment of Target Bonuses.  Within 90 days after the end of each fiscal year, the Compensation Committee designates those Eligible Executives who are to be participants in the plan for that fiscal year and specifies the terms and conditions for the determination and payment of any Incentive Bonus to each of those participants.  The maximum Incentive Bonus that may be payable to any Eligible Executive under the 2016 Bonus Plan for any fiscal year is $1 million.  The 2016 Bonus Plan contains special provisions for designating additional Eligible Executives for participation in the plan after such 90-day period and determining the amount of their maximum Incentive Bonuses.

Committee Certification and Determination of Incentive Bonuses.  As soon as practicable after the end of each fiscal year, the Compensation Committee certifies in writing whether the stated performance goal has been met and determines the amount of the Incentive Bonus to be paid to each plan participant.  In determining that amount, the Compensation Committee considers the target bonuses established at the beginning of the year, the degree to which the established standards were satisfied and any other factors it deems appropriate.  The Compensation Committee may exercise its discretion to reduce the amount of, or eliminate altogether, any Incentive Bonus that would otherwise be payable to an Eligible Executive.

Payment of Incentive Bonuses. Following the Compensation Committee's determination of the Incentive Bonuses to be paid, those Incentive Bonuses will be paid in cash (subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus in accordance with Section 409A of the Internal Revenue Code).

Recoupment.  The 2016 Bonus Plan provides that in the event any Incentive Bonus is subject to recovery under any law, government regulation, or stock exchange listing requirement, it will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to such law, government regulation, or stock exchange listing requirement).

Adoption, Duration and Amendment.  The 2016 Bonus Plan was adopted by the Board on March 10, 2016, and, subject to the approval of the Company's stockholders, will be effective with respect to awards made on or after January 31, 2016.  The 2016 Bonus Plan will continue in effect until the end of the Company's fiscal year beginning in 2026. The Board, however, may suspend or terminate the 2016 Bonus Plan at any time.

The Board also may amend the 2016 Bonus Plan from time to time as it deems advisable, except that, without the approval of the Company's stockholders, the Board may not amend the 2016 Bonus Plan to (a) increase the maximum amount of Incentive Bonus that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the 2016 Bonus Plan, (b) materially modify the eligibility requirements for participation in the 2016 Bonus Plan or (c) change the material terms of the stated performance measures.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the 2016 Bonus Plan based on the federal income tax laws in effect on the date of this Proxy Statement.  This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances.  The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Internal Revenue Code Section 409A), or other tax laws other than federal income tax law.  The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2016 Bonus Plan.

A participant in the 2016 Bonus Plan will be taxed at ordinary income rates on a cash bonus in the calendar year the payment is received.  Generally, the Company will receive a federal income tax deduction corresponding to the amount included in the participant's income in the corresponding fiscal year.

The Company's deductions should not be subject to the limitations of Section 162(m) of the Internal Revenue Code because the intent of the 2016 Bonus Plan is to permit grants of "performance-based compensation" which will not be subject to the limitation on deductibility contained in Section 162(m).

63  HIBBETT SPORTS® 2016 Proxy Statement

Any acceleration of the vesting or payment of awards under the plan in the event of a change of control of the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the participant to a 20% excise tax and which may not be deductible by the Company.

The 2016 Bonus Plan provides that neither the Board nor the Compensation Committee nor any Eligible Executive shall take any action (or omit to take any action) that would, in the opinion of the Board, cause the 2016 Bonus Plan to become a "nonqualified deferred compensation plan" as defined in Section 409A of the Internal Revenue Code.

New Plan Benefits

Because participants are selected annually for each performance period and because amounts payable under the 2016 Bonus Plan are based on performance measures, performance goals, and award formulas established for each performance period, it cannot be determined at this time what amounts, if any, will be received by or allocated to any person or group of persons under the 2016 Bonus Plan if approved by the stockholders.  If the proposed 2016 Bonus Plan had been in effect for the fiscal year ended January 30, 2016, the Company expects that its award grants for Fiscal 2016 would not have been different from those actually made in that year under the 2006 Bonus Plan. The cash bonus awards earned under the 2006 Bonus Plan for the fiscal years ended January 30, 2016, January 31, 2015 and February 1, 2014 by our named executive officers are set forth under the heading "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" on page 40 of this Proxy Statement.  Further information regarding awards to, and payout of, performance-based compensation to our named executive officers is set forth under the heading "Bonus and Non-Equity Incentive Plan Compensation" on page 32 of this Proxy Statement in the  "Compensation Discussion and Analysis".

Vote Required

The 2016 Bonus Plan will be approved, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.  Abstentions shall have the effect of a vote against the proposal.  Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
THE APPROVAL OF THE 2016 EXECUTIVE OFFICER CASH BONUS PLAN

64  HIBBETT SPORTS® 2016 Proxy Statement

OTHER BUSINESS

Our Board of Directors knows of no other matters to be brought before the meeting other than as described in this Proxy Statement.  However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Scott J. Bowman and David M. Benck, will vote in accordance with their best judgment on such matters.

Submission of Stockholder Proposals for the 2017 Annual Meeting of Stockholders

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2017 Annual Meeting of Stockholders?

To be included in our Proxy Statement for the 2017 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and be received at our corporate offices no later than December 21, 2016.

How can stockholders submit proposals to be raised at the 2017 Annual Meeting that will not be included in our Proxy Statement for the 2017 Annual Meeting?

To be raised at the 2017 Annual Meeting, stockholder proposals must comply with our bylaws.  Our bylaws provide that written notice of a stockholder proposal (other than a nomination proposal) must be received not less than 120 days, nor more than 150 days before the first anniversary of the date of the Company's Proxy Statement in connection with the prior Annual Meeting of Stockholders.  Since this Proxy Statement is being mailed to you on or about April 21, 2016, stockholder proposals must be received at our principal executive offices between November 22, 2016 and December 21, 2016 in order to be raised at our 2017 Annual Meeting (assuming the date of such meeting does not change by more than 30 days from the anniversary date of this year's Annual Meeting).

What if the date of the 2017 Annual Meeting is advanced or delayed by a certain period of time after the anniversary of this year's Annual Meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2017 Annual Meeting changes by more than 30 days from the anniversary date of this year's Annual Meeting, to be included in next year's Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

However, under our bylaws, if the date of the 2017 Annual Meeting has changed by more than 30 days prior to the anniversary date of this year's Annual Meeting, stockholder proposals to be brought before the 2017 Annual Meeting must be delivered not less than 90 days before the date of the 2017 Annual Meeting.

Does a stockholder proposal require specific information?

In accordance with our bylaws, each written notice related to stockholder proposals must contain a complete list of all matters intended to be brought before the meeting.  In addition, a brief description of any proposal, and the complete text of any resolutions to be presented, including the reasons for making a proposal must be contained in the notice.  Certain informational requirements regarding proposing stockholders and any beneficial owner on whose behalf a stockholder proposal is made must also be included.  Please refer to our bylaws, which were filed as Exhibit 3.2 to our Current Report on Form 8-K on June 3, 2010, for a more detailed description regarding these procedures.

65  HIBBETT SPORTS® 2016 Proxy Statement

Can stockholders make nominations for the election of directors?

Nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors generally, provided that the notice requirements contained in our bylaws are met.  For the 2017 Annual Meeting, written notice regarding such nominations must be made at least 120 days in advance of such meeting.  Certain informational requirements regarding nominating stockholders and any beneficial owner on whose behalf a nomination is made will apply.  Stockholder nominee information must be provided, including, but not limited to, that which would be required by the federal securities laws in connection with the solicitation of proxies and any related party transactions or arrangements occurring within the past three years that each nominee has had or has with the nominating stockholder or any beneficial owner on whose behalf the nomination is made.  Please refer to our bylaws, which were filed as Exhibit 3.2 to our Current Report on Form 8-K on June 3, 2010, for a more detailed list of the requirements related to the submission of stockholder nominations.

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2017 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the 2017 Annual Meeting.  If such matter is brought before that meeting, then our proxy card for such meeting will confer upon the Company's proxy holder's discretionary authority to vote on such matter.

Where should stockholder proposals be sent?

Stockholder proposals (including those related to nominations) should be sent to Elaine V. Rodgers, Corporate Secretary, at our corporate offices located at 2700 Milan Court, Birmingham, Alabama 35211 by the appropriate deadlines set forth above.

Annual Report and 10-K Report

This Proxy Statement is being mailed together with our Annual Report on Form 10-K to stockholders for the fiscal year ended January 30, 2016, as filed with the Securities and Exchange Commission.  The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction.  Such written request should be directed to Investor Relations, 2700 Milan Court, Birmingham, Alabama 35211.  Our SEC filings are also available on our website at www.hibbett.com under the heading "Investor Relations."

By Order of the Board of Directors

Elaine V. Rodgers
Secretary

66  HIBBETT SPORTS® 2016 Proxy Statement

APPENDIX A

HIBBETT SPORTS, INC.
2016 EXECUTIVE OFFICER CASH BONUS PLAN
Hibbett Sports, Inc., a Delaware corporation (the "Company") adopts this 2016 Executive Officer Cash Bonus Plan (the "Plan") for the purpose of enhancing the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.
Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention. This Plan is in addition to other compensatory arrangements or plans established for highly qualified executives by the Compensation Committee. This Plan replaces the 2006 Executive Officer Cash Bonus Plan with respect to awards made on or after January 31, 2016.
Section 1. Definitions.  As used herein, the following terms shall have the respective meanings indicated:
a.  "Board" shall mean the Board of Directors of the Company.
b.  "Code" shall mean the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.
c.  "Committee" shall mean a committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an "outside director" for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations. The Compensation Committee of the Board shall initially serve as the Committee for purposes of the Plan.
d.  "Company" shall mean Hibbett Sports, Inc., a Delaware corporation.
e.  "Eligible Executive" shall mean the Company's Chief Executive Officer and each other executive officer of the Company or subsidiary that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning of section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.
f.  "Incentive Bonus" shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to Section 3 below.
g.  "Regulations" shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.
Section 2.  Administration of the Plan.  The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Incentive Bonus that is payable to any other Eligible Executive.
Section 3.  Eligibility.  Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

A-1  HIBBETT SPORTS® 2016 Proxy Statement

Section 4.  Awards.
a.  Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such fiscal year. After the end of such 90-day period, the Committee may designate additional Eligible Executives so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Incentive Bonus to such additional Eligible Executive.
b.  The Committee shall condition the payment of an Incentive Bonus on the achievement of one or more performance measures, to the extent required by Code Section 162(m).  The performance measures that may be used by the Committee for such Incentive Bonus shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings on a pre-tax or post-tax basis (including operation income, EBIT and EBITDA), (iii) cash (such as cash flow, cash generation or other cash measures), (iv) shareholder value or total shareholder return (such as stock price appreciation), (v) financial condition or liquidity; (vi) financial return measures (such as return on assets, capital, equity or sales), (vii) market share measures, (viii) improvements in capital structure, (ix) expenses (such as operating expense, expense management, expense ratio, expense efficiency ratios), (x) business expansion or consolidation (such as acquisitions and divestitures), (xi) internal rate of return or increase in net present value, (xii) working capital targets (such as those relating to inventory and/or accounts receivable), (xiii) productivity improvement, or (xiv) inventory measures (such as turns, reduction or shrink).  Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time.  Such goals may be set with respect to one or more of an Eligible Executive, the Company as a whole, or a business unit of the Company.  The Committee shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).
c.  The Incentive Bonus payable to an Eligible Executive with respect to any fiscal year shall not exceed $1,000,000 for such fiscal year; provided, however, that the maximum Incentive Bonus payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall be reduced on a pro rata basis for the number of days during the fiscal year that the individual was not designated as an Eligible Executive.
d.  In the event any amount hereunder is subject to recovery under any law, government regulation or stock exchange listing requirement, it will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
Section 5.  Committee Certification.  As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.
Section 6.  Payment of Incentive Bonuses.  Subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus  that complies with Section 409A of the Code, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion; provided that any cash payment shall occur no later than the 15th day of the third month following the end of the calendar year during which the Committee certifies the achievement of the performance goals.  Any Incentive Bonus payable to an Eligible Executive upon his or her termination of employment shall be paid no earlier than the first business day after the six month anniversary of termination if such Eligible Executive is a "specified employee" as provided in Section 409A(a)(2)(i) of the Code.  Whether the Eligible Executive is a specified employee and whether an amount payable to the Eligible Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

A-2  HIBBETT SPORTS® 2016 Proxy Statement

Section 7.  No Right to Bonus or Continued Employment.  Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.
Section 8.  Withholding.  The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.
Section 9.  Nontransferability.  Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.
Section 10.  Unfunded Plan.  The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the company. An Eligible Executive's rights to payment under the Plan shall be limited to those of a general creditor of the Company.
Section 11.  Adoption, Amendment, Suspension and Termination of the Plan.
a.  Subject to the approval of the Plan by the holders of the Company's common stock represented and voting on the proposal at the 2016 Annual Meeting of Company Stockholders, the Plan shall be effective for the fiscal year of the Company commencing January 31, 2016 and shall continue in effect until the end of the fiscal year of the Company commencing in 2026, unless earlier terminated as provided below. Upon such approval of the Plan by the Company's stockholders, all Incentive Bonuses awarded under the Plan on or after January 31, 2016 shall be fully effective as if the stockholders had approved the Plan on or before January 31, 2016.
b.  Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:
(1)  To increase the maximum amount of Incentive Bonus that may be paid under the Plan or otherwise materially increase the benefits accruing to any eligible Executive under the Plan;
(2)  To materially modify the requirements as to eligibility for participation in the Plan;
(3)  To change the material terms of the stated performance measures.
c.  No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

A-3  HIBBETT SPORTS® 2016 Proxy Statement

Section 12.  Application of Code Section 409A.  Notwithstanding anything in this Plan to the contrary, neither the Board nor the Committee nor any Eligible Executive shall take any action (or omit to take an action) that would, in the opinion of the Board, cause this Plan to become a "nonqualified deferred compensation plan" as defined in Section 409A of the Code.
Section 13.  Governing Law.  The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

END OF APPENDIX A

A-4  HIBBETT SPORTS® 2016 Proxy Statement

HIBBETT SPORTS, INC.

VOTE BY INTERNET – www.investorvote.com/HIBB
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Central Time, on May 18, 2016.  Follow the steps outlined on the secured website.

VOTE BY TELEPHONE – 1-800-652-VOTE (8683)
Within the United States, Canada & Puerto Rico, you may vote any time on a touch tone telephone by calling the number above up until 11:59 p.m., Central Time, on May 18, 2016.  There is NO CHARGE to you for the call.  Follow the instructions provided by the recorded message.

VOTE BY MAIL
Mark, sign and date the proxy card or voting instruction card and return it in the prepaid envelope.  If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Proxy Services, c/o Computershare, P.O. Box 30202, College Station, TX 77842.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE,
▼FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE▼
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A  Proposals --- The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

		For	Against	Abstain		For	Against	Abstain
1.	Election of Class II Directors:

	01 – Michael J. Newsome				02 – Alton E. Yother

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as				3.	Say on Pay - Approval, by non-binding advisory
	the Independent Registered Public Accounting					vote, of the compensation of our named
	Firm for Fiscal 2017.					executive officers.

		For	Against	Abstain

4.	Approval of the 2016 Executive Officer Cash
Bonus Plan.

The undersigned hereby authorize(s) the Company's designated proxies to vote, in their discretion, on any other business as may come before the Annual Meeting and any adjournments or postponements thereof.

B  Non-Voting Items
Change of Address --- Please print your new address below.

C  Authorized Signatures --- This section must be completed for your vote to be counted. --- Date and Sign Below
Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within box	Signature 2 – Please keep signature within box
/ /

IMPORTANT:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE,
▼FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE▼

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Proxy – HIBBETT SPORTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2016

The undersigned hereby constitutes and appoints Scott J. Bowman and David M. Benck, or either of them, with full power to act alone, and with full power of substitution, as proxies to vote all of the shares of Common Stock of Hibbett Sports, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the principal executive offices of Hibbett Sports, Inc., 2700 Milan Court, Birmingham, Alabama 35211, on Thursday, May 19, 2016, at 11:00 a.m. Central Time, and at any adjournments or postponements thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 and 4. THE PROXY HOLDERS WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

YOU ARE ENCOURAGED TO MARK YOUR VOTE IN THE APPROPRIATE BOXES ON THE REVERSE SIDE OF THIS PROXY, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.  THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY.

(Continued, and to be signed, on Reverse Side.)